Exhibit 10.1

Unit Purchase Agreement

by and between

Everest Global Technologies Group, LLC

and

Everest Connections Holdings, Inc.

Dated: March 3, 2006

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TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1
1.1	Definitions	1
1.2	Other Definitional and Interpretive Matters	10
1.3	Joint Negotiation and Preparation of Agreement	11
ARTICLE II	PURCHASE AND SALE	11
ARTICLE III	PURCHASE PRICE	11
3.1	Purchase Price	11
3.2	Determination of Purchase Price	11
3.3	Allocation of Purchase Price	12
ARTICLE IV	THE CLOSING	13
4.1	Time and Place of Closing	13
4.2	Payment of Closing Payment Amount	13
4.3	Additional Payments by Buyer	13
4.4	Deliveries by Seller	13
4.5	Deliveries by Buyer	14
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF SELLER	15
5.1	Organization and Authority of Seller and Aquila	15
5.2	Organization and Qualification of the Acquired Entities	15
5.3	Consents and Approvals; No Violation	15
5.4	Financial Information	16
5.5	No Material Adverse Effect	17
5.6	Operation in the Ordinary Course	17
5.7	Undisclosed Liabilities	17
5.8	Title; Real Property	17
5.9	Capitalization	19
5.10	Environmental	19
5.11	Intellectual Property	20
5.12	Labor Matters	20
5.13	Benefit Plans and Employee Matters	21
5.14	Certain Contracts and Arrangements	23
5.15	Legal Proceedings and Orders	24

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5.16	Permits	25
5.17	Compliance with Laws	25
5.18	Insurance	25
5.19	Taxes	25
5.20	Fees and Commissions	26
5.21	No Guaranties	26
5.22	Leased Vehicles	26
5.23	Aquila Performance Bonds	26
5.24	Transactions with Related Parties	26
5.25	Disclosure	27
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BUYER	27
6.1	Organization	27
6.2	Authority Relative to this Agreement	27
6.3	Consents and Approvals; No Violation	27
6.4	Buyer’s Due Diligence	28
6.5	Fees and Commissions	28
6.6	Financing Commitments	28
6.7	No Aquila Employees	28
ARTICLE VII	COVENANTS OF THE PARTIES	28
7.1	Conduct of Business	28
7.2	Access to Information	30
7.3	Expenses	32
7.4	Further Assurances	32
7.5	Public Statements	33
7.6	Consents and Approvals	33
7.7	Tax Matters	34
7.8	Supplements to the Seller Disclosure Schedule	35
7.9	Employees and Employee Benefits	35
7.10	Termination of Gold Bank Loan Documents	36
7.11	Assignment of StellarRAD License	37
7.12	Support Services	37
7.13	Leased Vehicles	37
7.14	Cancellation and Replacement of Performance Bonds	38

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7.15	Replacement of Seller Guaranty	38
7.16	Exclusivity	38
7.17	Non-Compete; Non Solicitation	39
7.18	Termination of Franchises	40
ARTICLE VIII	CONDITIONS TO CLOSING	40
8.1	Conditions to Each Party’s Obligations to Effect the Closing	40
8.2	Conditions to Obligations of Buyer	41
8.3	Conditions to Obligations of Seller	41
ARTICLE IX	INDEMNIFICATION	42
9.1	Survival of Representations and Warranties	42
9.2	Indemnification	42
9.3	Indemnification Procedures	43
9.4	Limitations on Indemnification	45
9.5	Reservation of Rights	47
9.6	Applicability of Article IX	48
9.7	Tax Treatment of Indemnity Payments	48
9.8	Damage Calculations	48
9.9	Exclusive Remedy	48
ARTICLE X	TERMINATION AND OTHER REMEDIES	48
10.1	Termination.	48
10.2	Procedure and Effect of Termination	49
10.3	Remedies upon Termination	49
10.4	Specific Performance	50
ARTICLE XI	MISCELLANEOUS PROVISIONS	50
11.1	Amendment and Modification	50
11.2	Waiver of Compliance; Consents	50
11.3	Notices	50
11.4	Assignment	51
11.5	Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial	51
11.6	Severability	51
11.7	Aquila Guaranty	52
11.8	Entire Agreement	52
11.9	Delivery	52

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EXHIBITS AND SCHEDULES

EXHIBITS

1.1-A	Acquired Entities
1.1-B	Buyer Required Regulatory Approvals
1.1-C	Seller’s Knowledge
1.1-D	Permitted Encumbrances
1.1-E	Retained Leases
1.1-F	Seller Required Regulatory Approvals
3.1	Base Price Adjustment Amount Determination
3.1.1	Inventory Summary of “Regular Use” Materials
3.3	Allocation of Purchase Price and Liabilities of the Acquired Entities
4.4(a)	Assignment and Acceptance of Purchased Units
4.4(h)	Form of Opinion of Seller’s Counsel
4.4(i)	Form of Support Services Agreement
6.6	Financing Commitments
7.1(q)	2006 CapEx Budget
7.11	StellarRAD Assignment and Assumption Agreement
7.12(a)	Support Services Provided to the Acquired Entities
7.12(b)	Affiliate Business Agreements
8.1(c)	Material Consents
9.8	Damage Calculations

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SCHEDULES

Seller Disclosure Schedules

Schedule 5.3	Consents and Approvals
Schedule 5.3(b)	Defaults Arising from Consummation of Transaction
Schedule 5.4(a)	Financial Statements
Schedule 5.6(a)	Change in Accounting
Schedule 5.8	Leased Real Property
Schedule 5.10(a)	Environmental Permits
Schedule 5.11(a)	Intellectual Property
Schedule 5.13(a)	Benefit Plans
Schedule 5.13(b)	Qualified and Exempt Benefit Plans
Schedule 5.13(g)	Business Employees
Schedule 5.13(h)(i)	Employment, Severance, Retention and Non-Competition Agreements
Schedule 5.13(h)(ii)	Amounts Payable Under the Employee Agreements
Schedule 5.14(a)	Acquired Entity Contracts Exceeding a $25,000 Annual Obligation
Schedule 5.14(c)	Franchise Agreements
Schedule 5.15	Legal Proceedings and Orders
Schedule 5.16	Permits
Schedule 5.17	Compliance with Laws
Schedule 5.18	Insurance

Schedule 5.22	Leased Vehicles

Schedule 5.23	Performance Bonds

Schedule 5.24	Related Party Transactions

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UNIT PURCHASE AGREEMENT

Unit Purchase Agreement (“Agreement”), made as of March 3, 2006 by and between Everest Global Technologies Group, LLC, a Delaware limited liability company (“Seller”), and Everest Connections Holdings, Inc., a Delaware corporation (“Buyer”).

WHEREAS, Buyer desires to purchase, and Seller desires to sell, the Purchased Units (as hereinafter defined) upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the Parties’ respective covenants, representations, warranties, and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1	Definitions.

(a)          As used in this Agreement, the following terms have the meanings specified in this Section 1.1(a):

“2006 CapEx Budget” means the 2006 capital expenditure budget of the Acquired Entities attached as Exhibit 7.1(q).

“Acquired Entities” means those entities identified on Exhibit 1.1-A.

“Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

“Affiliated Group” means any affiliated group within the meaning of Code section 1504(a) or any similar group defined under a similar provision of Law.

“Aquila” means Aquila, Inc., a Delaware corporation and the ultimate parent company of Seller.

“Bank Debt” means all amounts outstanding under the Gold Bank Loan Documents.

“Business” means the cable television, broadband services and telephony business conducted by the Acquired Entities.

“Business Agreement” means (i) any Employee Agreement and (ii) any Contract to which any of the Acquired Entities is a party or by which any of them is bound that is listed or described in Section 5.14 below.

“Business Day” means any day other than Saturday, Sunday, and any day that is a legal holiday or a day on which banking institutions in Kansas City, Missouri are authorized by Law to close.

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“Business Employees” means the employees of the Acquired Entities.

“Buyer Indemnified Persons” means the Buyer and its Affiliates (including the Acquired Entities following the sale and purchase of the Purchased Units to Buyer pursuant hereto), its and their successors and assigns, and the respective officers, directors, employees and agents of each of the foregoing.

“Buyer Required Regulatory Approvals” means (i) the filings by Seller and Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, and (ii) the approvals set forth on Exhibit 1.1-B.

“Buyer’s Representatives” means Buyer’s accountants, employees, counsel, consultants, financial advisors, and other representatives.

“Capital Lease Obligations” means the obligations (including all prepayment or other similar fees, expenses or penalties on or relating to the repayment or assumption thereof) of any Acquired Entity to pay rent or other amounts under any lease of (or other arrangement covering the right to use) real or personal property, which obligations are required to be classified and accounted for as capital leases on the consolidated balance sheet of any Acquired Entity as of such date computed in accordance with GAAP, consistently applied with the Financial Statements.

“Claims” means any and all administrative, regulatory, or judicial actions or causes of action, suits, petitions, Proceedings, investigations, hearings, demands, demand letters, claims, or notices of noncompliance or violation delivered by any Governmental Entity or other Person.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“COBRA Continuation Coverage” means the continuation of medical coverage required under sections 601 through 608 of ERISA, and section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated October 26, 2005 between Seller and Seaport Capital, LLC.

“Consent” means approval, order, authorization or consent.

“Contract” means any contract, agreement, real or personal property lease, commitment, understanding or instrument that is legally binding.

“Encumbrances” means any mortgages, pledges, liens, claims, charges, security interests, conditional and installment sale agreements, activity and use limitations, easements, covenants, encumbrances, title defects, deed restrictions, rights of first refusal, options, and any other restrictions of any kind whether or not relating to the extension of credit or the borrowing of money, including restrictions on transfer, receipt of income, or exercise of any other attribute of ownership.

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“Environment” means all or any of the following media: soil, land surface and subsurface strata, surface waters (including navigable waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including the air within buildings and the air within other natural or man-made structures above or below ground), plant and animal life, and any other natural resource.

“Environmental Claims” means any and all Claims (including any such Claims involving toxic torts or similar liabilities in tort, whether based on negligence or other fault, strict or absolute liability, or any other basis) under or in respect of any Environmental Laws or Environmental Permits, or arising from the presence, Release, or threatened Release (or alleged presence, Release, or threatened Release) into the Environment of any Hazardous Materials, including any and all Claims by any Governmental Entity or other Person for enforcement, cleanup, remediation, removal, response, contribution, indemnification, cost recovery, compensation, injunctive relief, or remedial or other actions or damages, in each case under or in respect of any Environmental Law.

“Environmental Laws” means all Laws relating to pollution or the protection of the Environment, including Laws relating to Releases and threatened Releases or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Endangered Species Act, 16 U.S.C. § 1531 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; Emergency Planning and the Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Atomic Energy Act, 42 U.S.C. § 2014 et seq.; the Nuclear Waste Policy Act, 42 U.S.C. § 10101 et seq.; and their state and local counterparts or equivalents, all as amended from time to time, and regulations issued pursuant to any of those statutes.

“Environmental Permits” means all permits, certifications, licenses, franchises, approvals, consents, waivers or other authorizations of Governmental Entities issued under or with respect to applicable Environmental Laws and used or held by the Acquired Entities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Everest Connections” has the meaning set forth on Exhibit 1.1-A.

“Everest Intellectual Property” shall mean any Intellectual Property used in the Business as presently conducted.

“FCC” means the United States Federal Communications Commission.

“Final Regulatory Order” means, with respect to a Required Regulatory Approval, an Order granting such Required Regulatory Approval that has not been revised, stayed, enjoined, set aside, annulled, or suspended, and with respect to which (i) any required waiting period has

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expired, (ii) all conditions to effectiveness prescribed therein or otherwise by Law or Order have been satisfied, (iii) with respect to the Required Regulatory Approvals of the FCC, there is no outstanding petition for reconsideration, application for review or judicial appeal and the time for filing any such petition, application or appeal shall have expired, and (iv) the FCC Required Regulatory Approvals shall not be subject to review by the FCC on its own motion and the time period for any such review shall have expired.

“Funded Indebtedness” means, without duplication, the aggregate amount (including the current portions thereof) of all (i) indebtedness for money borrowed and purchase money indebtedness (other than accrued expenses and accounts payable in the Ordinary Course of Business) of the Acquired Entities; (ii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner by any Acquired Entity or in effect guaranteed, directly or indirectly, in any manner by any Acquired Entity through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss; (iii) all interest expense accrued but unpaid on or relating to any of such indebtedness; and (iv) all prepayment or other similar fees, expenses or penalties on or relating to the repayment or assumption of any of such indebtedness.

“Gold Bank” means Gold Bank, a Kansas state bank.

“Gold Bank Loan Documents” means (i) that certain Revolving Credit Note, dated April 27, 2004 (as amended by that certain Amendment No. 1 to Loan and Security Agreement, dated March 31, 2005); that certain Term Note, dated April 27, 2004 (as amended by that certain Amended and Restated Promissory Note, dated March 31, 2005); and that certain Loan and Security Agreement, dated April 27, 2004 (as amended by that certain Amendment No. 1 to Loan and Security Agreement dated March 31, 2005); each entered into by and among Gold Bank, Seller and certain of Seller’s Subsidiaries; (ii) that certain Future Advance Mortgage and Security Agreement, dated April 27, 2004 (as amended by that certain Mortgage Modification Agreement dated March 31, 2005), entered into by and between Everest Midwest Properties, LLC, and Gold Bank; and (iii) that certain Irrevocable Standby Letter of Credit No. 200-GD-1410 issued by Gold Bank for the benefit of Home Box Office, Inc., dated June 11, 2004, as amended June 30, 2005.

“GAAP” means U.S. generally accepted accounting principles.

“Governing Documents” of a Party means that Party’s articles or certificate of incorporation or formation or organization, bylaws, operating agreement, limited liability company agreement, or comparable governing documents.

“Governmental Entity” means the United States of America and any other federal, state, local, or foreign governmental or regulatory authority, department, agency, commission, body, court, or other governmental entity.

“Hazardous Material” means (i) any chemicals, materials, substances, or wastes which are now or hereafter defined as or included in the definition of “hazardous substance,”

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“hazardous material,” “hazardous waste,” “solid waste,” “toxic substance,” “extremely hazardous substance,” “pollutant,” “contaminant,” or words of similar import under any applicable Environmental Laws; (ii) any petroleum, petroleum products (including crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas or synthetic gas useable for fuel (or mixtures of natural gas and such synthetic gas), or oil and gas exploration or production waste, polychlorinated biphenyls, asbestos-containing materials, mercury, and lead-based paints; and (iii) any other chemical, material, substance, waste, or mixture thereof which is prohibited, limited, or regulated by Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Independent Accounting Firm” means any independent accounting firm of national reputation mutually appointed by Seller and Buyer (other than the accounting firms used by the Seller and Buyer), or, if Seller and Buyer cannot so mutually agree, by lot from among the remaining nationally recognized independent accounting firms.

“Intellectual Property” means all patents, trademarks, service marks, logos, designs, trade names, brands, domain names, product configurations, trade dress, mask works, copyrights, software, data bases, inventions, discoveries, processes, formulae, technical advances, documentation, manuals, confidential and proprietary information, trade secrets, or know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

“Law” means any statutes, regulations, rules, ordinances, codes, and similar acts or promulgations of any Governmental Entity and common law.

“Loss” or “Losses” means losses, liabilities, damages, obligations, payments, costs, taxes and expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith).

“Material Adverse Effect” means a material adverse effect on the business, assets, properties, results of operations, or condition (financial or otherwise) of the Business (taken as a whole) other than an effect (i) resulting from an Excluded Matter, or (ii) cured (including by payment of money or credit to the Purchase Price or otherwise) before the Closing Date. “Excluded Matter” means any one or more of the following: (A) any change (other than a change of Law) in international, national, regional, or local economic or political conditions, including prevailing interest rates, or in markets or industries in which the Business operates or of which the Business is a part (in each case which is not materially disproportionately adverse to the Business when compared to the impact on businesses similar to the Business operating in the Business’ industry), (B) any change in accounting standards, principles, or interpretations, (C) this Agreement or the transactions contemplated hereby (including any announcement with respect to this Agreement or the transactions contemplated hereby), (D) any matter disclosed in this Agreement, or any Schedule or Exhibit hereto before the Closing Date, or (E) any change in the market price of commodities or publicly traded securities.

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“Order” means any order, judgment, writ, injunction, decree, directive, or award of a court, administrative judge, or other Governmental Entity acting in an adjudicative or regulatory capacity, or of an arbitrator with applicable jurisdiction over the subject matter.

“Ordinary Course of Business” means an action taken by a Person which is in the ordinary course of the normal operations of the Business consistent with past practices of the Seller and the Acquired Entities. For the avoidance of doubt and without limiting the foregoing sentence, the following activities shall considered as actions taken in the Ordinary Course of Business:

(i) seasonal fluctuations in inventory;

(ii) replacement of vehicles used in the Business with newer vehicles of a similar type;

(iii) renewal or extension of existing facility lease arrangements on similar terms; and

(iv) payments to employees provided for in the Employee Agreements.

“Party” means either Buyer or Seller, as indicated by the context, and “Parties” means Buyer and Seller.

“Permits” means all permits, certifications, licenses, franchises, approvals, consents, waivers or other authorizations of Governmental Entities issued under or with respect to applicable Laws or Orders and used or held by any of the Acquired Entities for the operation of the Business, other than Environmental Permits.

“Permitted Encumbrances” means (i) those Encumbrances set forth on Exhibit 1.1-D; (ii) statutory liens for current Taxes or assessments not yet due or delinquent; (iii) mechanics’, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of any of the Acquired Entities or their Subsidiaries, or pledges, deposits, or other liens securing the performance of bids, trade contracts, leases, or statutory obligations (including workers’ compensation, employment insurance, or other social security legislation) arising or incurred in the Ordinary Course of Business; (iv) zoning, entitlement, conservation restriction, and other land use and environmental regulations by Governmental Entities; (v) all other Encumbrances set forth in any state, local, or municipal franchise or governing ordinance under which any portion of the Business is conducted; and (vi) all rights of condemnation, eminent domain, or other similar rights of any Person.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or Governmental Entity.

“Prime Rate” means, for any day, the per annum rate of interest quoted as the “Bank Prime Rate” rate for the most recent weekday for which such rate is quoted in the statistical release designated as H.15(519), or any successor publication, published from time to time by the Board of Governors of the Federal Reserve System.

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“Proceedings” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal or at law or in equity) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Purchased Units” means all of the issued and outstanding membership units of Everest Connections, Everest Holdings I, LLC, and Everest Holdings III, LLC.

“Regulatory Order” means an Order issued by the Public Service Commission of the State of Missouri or the Kansas Corporation Commission that affects or governs the services offered by the Business.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials into the Environment.

“Required Regulatory Approvals” means the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals.

“Retained Leases” means those leases set forth on Exhibit 1.1-E.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Disclosure Schedule” means the Disclosure Schedule delivered by Seller to Buyer dated as of the date of this Agreement and as may be supplemented or amended by Seller pursuant to Section 7.8 hereof.

“Seller Indemnified Persons” means the Seller and its Affiliates (excluding the Acquired Entities following the sale and purchase of the Purchased Units to Buyer pursuant hereto), its and their successors and assigns, and the respective officers, directors, employees and agents of each of the foregoing.

“Seller Required Regulatory Approvals” means (i) the filings by Seller and Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act, and (ii) the approvals set forth on Exhibit 1.1-F.

“Seller’s Knowledge,” or words to similar effect, means the actual knowledge, upon reasonable inquiry, of the persons set forth on Exhibit 1.1-C.

“Seller’s Representatives” means Seller’s accountants, employees, counsel, consultants, financial advisors, and other representatives.

“StellarRAD License” means that certain Software License and Development Agreement, effective January 1, 2002, entered into by and between StellarRAD Systems, LLC, a Delaware limited liability company, Seller and Everest Connections (as successor in interest to Everest Connections Corporation).

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“Subsidiary,” when used in reference to a Person, means any Person of which outstanding securities or other equity interests having ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions of such Person are owned directly or indirectly by the first Person.

“Tax” and “Taxes” means any federal, state, local, or foreign tax of any kind whatsoever, including any interest, penalties, or additions attributable thereto and any such amounts of a Tax Affiliate.

“Tax Affiliate” of a Person means a member of that Person’s Affiliated Group and any other Subsidiary of that Person which is a partnership or is disregarded as an entity separate from that Person for Tax purposes.

“Tax Return” means any return, report, information return, or other document (including any related or supporting information) required to be supplied to any Governmental Entity with respect to Taxes.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended.

(b)          In addition, each of the following terms has the meaning specified in the Section set forth opposite such term:

Term	Reference
Adjustment Amount	Section 3.1
Adjustment Dispute Notice	Section 3.2(c)
Another Transaction	Section 7.16(a)
Balance Sheet	Section 5.4(a)
Base Price	Section 3.1(a)
Benefit Plan	Section 5.13(a)
Closing	Section 4.1
Closing Date	Section 4.1
Closing Payment Amount	Section 3.2(a)
Confidential Information	Section 7.2(b)
Core Reps	Section 9.1

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Debt Commitment	Section 6.6
Direct Loss	Section 9.3(c)
Effective Time	Section 4.1
Employee Agreements	Section 5.13(h)
Equity Commitment	Section 6.6
ERISA Affiliate	Section 5.13(a)
Everest Real Property	Section 5.8(b)
FCC Permits	Section 5.16
Financial Statements	Section 5.4(a)
Financing Commitments	Section 6.6
Franchises	Section 5.14(c)
Gold Bank Pay-off Amount	Section 4.4(d)
Income Statement	Section 5.4(a)
Indemnifiable Loss	Section 9.2(a)
Indemnifying Party	Section 9.3(a)
Indemnitee	Section 9.2(c)
Leased Real Property	Section 5.8(b)
Leased Vehicle Buy-out Amount	Section 7.13(a)
Leased Vehicles	Section 7.13
Maven Guaranty	Section 5.21
Non-Compete Period	Section 7.17(a)
Owned Real Property	Section 5.8(b)
Performance Bonds	Sections 5.23
Post-Closing Adjustment Statement	Section 3.2(b)
Purchase Price	Section 3.1

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Seller Guaranty	Section 7.15
StellarRAD Assignment	Section 7.11
Support Services	Section 7.12(a)
Termination Date	Section 10.1(b)
Third Party Claim	Section 9.3(a)
Transfer Taxes	Section 7.7(a)
Vehicle Lease	Section 7.13

1.2         Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation apply:

(a)          Calculation of Time Period. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.

(b)          Dollars. Any reference in this Agreement to “dollars” or “$” means U.S. dollars.

(c)          Exhibits and Schedules. Unless otherwise expressly indicated, any reference in this Agreement to an “Exhibit” or a “Schedule” refers to an Exhibit to this Agreement or a Schedule to this Agreement as any such Schedule may be supplemented or amended in accordance with Section 7.8. The Exhibits and Schedules to this Agreement are incorporated herein and made a part hereof as if set forth in full herein and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein are defined as set forth in this Agreement.

(d)          Gender and Number. Any reference in this Agreement to gender includes all genders, and the meaning of defined terms applies to both the singular and the plural of those terms.

(e)          Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and do not affect, and will not be utilized in construing or interpreting, this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(f)           “Herein”. Words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement (including the Schedules and Exhibits to this Agreement) as

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a whole and not merely to the Section or subdivision in which such words appear, unless the context otherwise requires.

(g)          “Including”. The word “including” or any variation thereof means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it.

1.3        Joint Negotiation and Preparation of Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties and no presumption or burden of proof favoring or disfavoring any Party will exist or arise by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE

Upon the terms of and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller will sell, assign, convey, transfer, and deliver to Buyer, and Buyer will purchase and acquire from Seller, the Purchased Units, free and clear of all Encumbrances.

ARTICLE III

PURCHASE PRICE

3.1         Purchase Price. The purchase price for the Purchased Units (the “Purchase Price”) will be $85,744,592 (the “Base Price”), adjusted as follows: (A) the Base Price will be increased by the Adjustment Amount if the Adjustment Amount is a positive number; and (B) the Base Price will be reduced by the Adjustment Amount if the Adjustment Amount is a negative number. The Adjustment Amount will be determined in accordance with Exhibit 3.1.

3.2	Determination of Purchase Price.

(a)          No later than 15 days prior to the Closing Date, Seller will prepare and deliver to Buyer a good faith estimate of the Purchase Price, based on Seller’s good faith estimate of the Adjustment Amount (such estimated Purchase Price being referred to herein as the “Closing Payment Amount”). In addition, Seller will provide Buyer with supporting calculations, in reasonable detail, for its estimate of the Closing Payment Amount at the time it delivers such estimate. Such supporting calculations shall include a Statement of Regular Use Inventory by Category (Class) for the Business as of the last day of the month preceding the month in which the Closing occurs.

(b)          Within 90 days after the Closing Date, Buyer will prepare and deliver to Seller a statement (the “Post-Closing Adjustment Statement”) that reflects Buyer’s determination of (i) the Adjustment Amount, and (ii) the Purchase Price. In addition, Buyer will provide Seller with supporting calculations, in reasonable detail, for such determinations at the time it delivers the Post-Closing Adjustment Statement. Seller agrees to cooperate with Buyer in connection with Buyer’s preparation of the Post-Closing Adjustment Statement and related information, and will provide Buyer with access to its books, records, information, and employees as Buyer may reasonably request.

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(c)          The amounts determined by Buyer as set forth in the Post-Closing Adjustment Statement will be final, binding, and conclusive for all purposes unless, and only to the extent, that within 30 days after Buyer has delivered the Post-Closing Adjustment Statement Seller notifies Buyer of any dispute with matters set forth in the Post-Closing Adjustment Statement. Any such notice of dispute delivered by Seller (an “Adjustment Dispute Notice”) will identify with specificity each item in the Post-Closing Adjustment Statement with respect to which Buyer disagrees, the basis of such disagreement, and Seller’s position with respect to such disputed item.

(d)          If Seller delivers an Adjustment Dispute Notice in compliance with Section 3.2(c), then (i) the undisputed portion of the difference between the Purchase Price and the Closing Payment Amount will within five days following the delivery be paid by the appropriate Party in accordance with the last sentence of Section 3.2(e); and (ii) Buyer and Seller will attempt to reconcile their differences and any resolution by them as to any disputed amounts will be final, binding, and conclusive for all purposes on the Parties. If Buyer and Seller are unable to reach a resolution with respect to all disputed items within 45 days of delivery of the Adjustment Dispute Notice, Buyer and Seller will submit any items remaining in dispute for determination and resolution to the Independent Accounting Firm, which will be instructed to determine and report to the Parties, within 30 days after such submission, upon such remaining disputed items. The report of the Independent Accounting Firm will be final, binding, and conclusive on the Parties for all purposes. The fees and disbursements of the Independent Accounting Firm will be allocated between Buyer and Seller so that Seller’s share of such fees and disbursements will be in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by Seller (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted to the Independent Accounting Firm.

(e)          Within five days following the final determination of the Purchase Price pursuant to Sections 3.2(c) and 3.2(d), (i) if the Purchase Price is greater than the Closing Payment Amount, Buyer (or the Acquired Entities if Buyer so elects, which shall not eliminate the obligation of Buyer if the Acquired Entities fail to pay) will pay the difference (adjusted to reflect any payment pursuant to Section 3.2(d)(i)) to Seller; or (ii) if the Purchase Price is less than the Closing Payment Amount, Seller will pay the difference (adjusted to reflect any payment pursuant to Section 3.2(d)(i)) to Buyer. Any amount paid under this Section 3.2 will be paid in cash by wire transfer of immediately available funds to the account specified by the Party receiving payment, with interest for the period commencing on the Closing Date through the date of payment, calculated at the Prime Rate in effect on the Closing Date.

3.3        Allocation of Purchase Price. For U.S. Federal income Tax purposes the purchase of the Acquired Entities shall be treated as an acquisition of the assets owned by such entities. The Purchase Price and the liabilities of the Acquired Entities treated as assumed pursuant to this Agreement for Tax purposes will be allocated among the properties and assets of the Acquired Entities as set forth on Exhibit 3.3. Each Party will report the transactions contemplated by the Agreement for federal Tax and all other Tax purposes in a manner consistent with this Section 3.3 and such allocation, and shall not voluntarily take any action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation or otherwise with respect to such Tax Returns. Each Party will provide the other promptly with any other information

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required to complete Form 8594 under the Code. Each Party will notify the other, and will provide the other with reasonably requested cooperation, in the event of an examination, audit, or other proceeding regarding the allocations provided for in this Section 3.3.

ARTICLE IV

THE CLOSING

4.1        Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement, the closing of the purchase and sale of the Purchased Units (the “Closing”) will take place at the offices of Shook, Hardy & Bacon L.L.P. in Kansas City, Missouri, beginning at 10:00 A.M. (Kansas City, Missouri time) on the first Business Day of the calendar month following the month in which the conditions set forth in Article VIII (other than conditions to be satisfied by deliveries at the Closing) have been satisfied or waived, or at such other place or time as the Parties may agree. The date on which the Closing occurs is referred to herein as the “Closing Date.” The purchase and sale of the Purchased Units will be effective as of 12:01 A.M., Kansas City time on the Closing Date (the “Effective Time”).

4.2         Payment of Closing Payment Amount. At the Closing, Buyer will pay or cause to be paid to Seller, by wire transfer of immediately available funds to the account specified in wire transfer instructions provided by Seller to Buyer at or prior to the Closing, the Closing Payment Amount.

4.3	Additional Payments by Buyer. At the Closing, Buyer will:

(a)          pay or cause to be paid the Gold Bank Pay-off Amount to Gold Bank by wire transfer of immediately available funds to the account(s) specified in the statement delivered by Seller to Buyer under Section 4.4(d) below; and

(b)          pay or cause to be paid, or reimburse Aquila or one or more of its Affiliates (excluding the Acquired Entities) for the payment of, all amounts payable upon the Closing by Everest Connections under the Employee Agreements, as described in Section 5.13(h)(ii) of the Seller Disclosure Schedule.

4.4        Deliveries by Seller. At or prior to the Closing, Seller will deliver the following to Buyer:

(a)          an assignment and acceptance of Seller’s rights to and interests in the Purchased Units, substantially in the form of Exhibit 4.4(a), duly executed by Seller;

(b)          all consents, waivers or approvals obtained by Seller from third parties in connection with this Agreement;

(c)	the certificates contemplated by Section 8.2(d);

(d)          a statement from Gold Bank showing the amount of the Bank Debt as of the Closing (the “Gold Bank Pay-off Amount”) and wire transfer instructions for the payment to be made under Section 4.3(a) above;

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(e)	the documentation described in Section 7.10 below;
(f)	the StellarRAD Assignment, duly executed by Seller;

(g)          a certificate of good standing of Seller and each of the Acquired Entities from the Secretary of State of the State of Delaware dated within two days of the Closing Date;

(h)          an opinion dated the Closing Date from Shook, Hardy & Bacon L.L.P, in the form of Exhibit 4.4(h) attached hereto, which opinion shall permit reliance thereon by the Buyer’s lenders;

(i)           duly executed copies of all Consents obtained by Seller from third parties in connection with this Agreement;

(j)           if requested by Buyer, an agreement as to Support Services to be provided by Seller/Aquila after Closing in substantially the form of Exhibit 4.4(i), duly executed by Seller; and

(k)          a certificate prepared in form and substance in accordance with Section 1.445-2(b)(2) of the Treasury Regulations promulgated under the Code to the effect that Seller is not a foreign Person within the meaning of Section 1445 Code.

(l)           such other agreements, documents, instruments, and writings as are required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement.

4.5        Deliveries by Buyer. At or prior to the Closing, Buyer will deliver the following to Seller:

(a)          an assignment and acceptance of Seller’s rights to and interests in the Purchased Units, substantially in the form of Exhibit 4.4(a), duly executed by Buyer;

(b)          all consents, waivers, or approvals obtained by Buyer from third parties in connection with this Agreement;

(c)	the certificates contemplated by Section 8.3(c);
(d)	the StellarRAD Assignment, duly executed by Buyer;

(e)          a certificate of good standing of Buyer from the Secretary of State of the State of Delaware dated within two days of the Closing Date; and

(f)           such other agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, except as set forth in, or qualified by any matter set forth in, the Seller Disclosure Schedule (as the same may be supplemented or amended pursuant to Section 7.8), Seller represents and warrants to Buyer as set forth in this Article V. Any item disclosed or listed in a particular section or subsection of the Seller Disclosure Schedule is deemed to be disclosed or listed in any other section or subsection of the Seller Disclosure Schedule to the extent it is reasonably apparent that such item relates or is applicable to, or is properly disclosed under, such other section or subsection of the Seller Disclosure Schedule.

5.1         Organization and Authority of Seller and Aquila. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own the Purchased Units. Aquila is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller and Aquila respectively have the requisite limited liability company and corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby, to own, operate or lease its properties, as applicable, and to carry on its business as now conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of managers of Seller and the board of directors of Aquila and no other limited liability company or corporate proceedings on the part of Seller or Aquila are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and Aquila, and constitutes a valid and binding agreement of Seller and Aquila, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity. Since December 31, 2002, Seller has not engaged in any activities except as related to its ownership of the Acquired Entities and Everest Holdings II, LLC.

5.2         Organization and Qualification of the Acquired Entities. Each of the Acquired Entities is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full power and authority to own, operate or lease its properties, as applicable, and to conduct its business as it is now being conducted. Each of the Acquired Entities is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

5.3         Consents and Approvals; No Violation. The execution and delivery of this Agreement by Seller and Aquila, and the consummation by Seller of the transactions contemplated hereby, do not:

(a)          conflict with or result in any breach of Seller’s or Aquila’s Governing Documents or the Governing Documents of any of the Acquired Entities;

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(b)          result in a default (including with notice, lapse of time, or both), or give rise to any right of termination, cancellation, or acceleration, under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, agreement, lease, or other instrument or obligation to which Seller or Aquila or any of the Acquired Entities is a party or by which Seller or Aquila or any of the Acquired Entities or any of the Purchased Units or any of the assets of any of the Acquired Entities may be bound, except for such defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been, or will prior to the Effective Time be, obtained;

(c)          violate any Law or Order applicable to Seller, Aquila, any of the Acquired Entities, or any of the Purchased Units or any of the assets of any of the Acquired Entities, except for such violations as to which requisite waivers or consents have been, or will prior to the Effective Time be, obtained;

(d)          result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, upon any of the assets of Seller or Aquila or the Acquired Entities or give to others any interests or rights therein (except as contemplated in this Agreement); or

(e)          require any declaration, filing, or registration with, or notice to, or authorization, consent, or approval of any Governmental Entity, other than (i) the Seller Required Regulatory Approvals, (ii) such declarations, filings, registrations, notices, authorizations, consents, or approvals which, if not obtained or made, would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement, or (iii) any requirements which become applicable to Seller as a result of the specific regulatory status of Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to any business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged.

5.4	Financial Information.

(a)          Seller has provided to Buyer: (i) audited, consolidated balance sheets of Seller and its Subsidiaries as of December 31, 2002, December 31, 2003 and December 31, 2004, and the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the fiscal years then ended, including in each case the notes thereto, (ii) a pro forma, consolidated, unaudited income statement of the Acquired Entities for the twelve-months ending December 31, 2005 (the “Income Statement”), and (iii) a pro forma, unaudited balance sheet with respect to the assets and liabilities of the Acquired Entities as of December 31, 2005 (the “Balance Sheet” and collectively with the Income Statement and the items referenced in clause (i) of this Section 5.4, the “Financial Statements”). The Financial Statements are set forth in Section 5.4(a) of the Seller Disclosure Schedule.

(b)          The Financial Statements referred to in clause (i) of Section 5.4(a) have been prepared in accordance with GAAP and in accordance with the books and records of Seller and the Acquired Entities and have been prepared in a manner consistent with Seller’s historical practice. The Financial Statements fairly present, in all material respects, as at the respective dates thereof and for the respective periods referred to therein, the items reflected therein.

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(c)          The Business has not incurred any Funded Indebtedness or Capital Lease Obligations, other than the Bank Debt.

5.5         No Material Adverse Effect. Except as otherwise contemplated by this Agreement, since September 30, 2005, no change or event has occurred which, either individually or in the aggregate, has resulted in or which could reasonably be expected to have a Material Adverse Effect.

5.6         Operation in the Ordinary Course. Since September 30, 2005, the Business has been operated in the Ordinary Course of Business. Without limiting the generality of the foregoing sentence, since September 30, 2005 there has not, except as expressly contemplated by this Agreement, been:

(a)          any change in accounting, billing and collections methods, principles or practices by Seller or any Acquired Entity or any material revaluation for financial statement purposes by Seller or any Acquired Entity of any assets (including, without limitation, any material writing down of the value of any property, investment or assets);

(b)          except in the Ordinary Course of Business (i) any granting by Seller or any Acquired Entity to any officer, employee, director or consultant of any material increase in compensation, (ii) any granting by Seller or any Acquired Entity to any officer, employee, director or consultant of any increase in severance or termination pay, (iii) any entry by Seller or any Acquired Entity into any written employment agreement, or any severance or termination agreement or arrangement, with any officer, employee, director or consultant or (iv) any adoption or amendment of any benefits plans;

(c)          any sale, lease (as lessor), license or disposition (whether in connection with any dividend, redemption, repurchase or otherwise) by Seller or any Acquired Entity of any assets with a fair market value of $50,000 or higher;

(d)          any modification, amendment, termination of any Franchise, pole attachment agreement, lease and right of way and agreement or waiver, release or assignation of any material rights thereof or claims thereunder, other than in the Ordinary Course of Business; or

(e)          any agreement by Seller or any Acquired Entity or their Affiliates to do any of the foregoing.

5.7        Undisclosed Liabilities. The Acquired Entities do not have any debts or liabilities, except those: (a) reflected or reserved against on the Balance Sheet in the amounts shown thereon or (b) reflected in the Seller Disclosure Schedule or (c) incurred in the Ordinary Course of Business since December 31, 2005.

5.8	Title; Real Property.

(a)          The Acquired Entities have good, valid, marketable and exclusive title, free and clear of all Encumbrances, except Permitted Encumbrances, to: (i) all of the properties and assets reflected in the Balance Sheet (except for assets held under capitalized leases or sold

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since the date of the Balance Sheet in the Ordinary Course of Business), and (ii) all of the properties and assets purchased or otherwise acquired by the Acquired Entities since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business). With the exception of properties and assets owned by Aquila and used thereby in connection with the providing of Support Services to the Business, the properties and assets owned or leased by the Acquired Entities constitute sufficient properties and assets for the operation of the Business as presently conducted.

(b)          Section 5.8 of the Seller Disclosure Schedule sets forth the real property owned by the Acquired Entities (the “Owned Real Property”) and the real property leased by the Acquired Entities (the “Leased Real Property” and together with the Owned Real Property, the “Everest Real Property”). The Acquired Entities have good and marketable title to the Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances. The Acquired Entities have a valid leasehold interest in the Leased Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances. The Acquired Entities have not received written notice that the use or occupancy of the Everest Real Property violates any covenants, conditions or restrictions that encumber such Everest Real Property or that such Everest Real Property is subject to any restriction for which any permit or authorization is necessary to the current use thereof. There are no leases, licenses, concessions or other agreements granting to any person the right of use or occupancy of any portion of the Everest Real Property.

(c)          All leases for Leased Real Property (i) are valid and in full force and effect and (ii) are enforceable in accordance with their terms. The Acquired Entities are not in default beyond applicable notice and cure periods under any such lease, and no event, act or omission has occurred which would result in a default beyond applicable notice and cure periods. The Acquired Entities have made available to Buyer true and complete copies of all leases for Leased Real Property.

(d)          No Person (other than the Acquired Entities) is in possession of the Everest Real Property.

(e)          Other than as set forth in the leases relating to the Leased Real Property, as amended and supplemented to the date hereof, the Acquired Entities are not under any contractual or other legal obligation, and has not entered into any commitment, to make capital improvements or alterations to the Everest Real Property or the facilities located thereon.

(f)           With respect to the Everest Real Property (i) no portion thereof is subject to any pending or threatened condemnation Proceeding by any public or quasi-public authority with respect thereto; and (ii) no written notice of any increase in the assessed valuation of the Everest Real Property and no written notice of any contemplated special assessment has been received by the Acquired Entities.

(g)          With respect to the Leased Real Property, no written notice of exercise of any option or right of termination, acceleration, repurchase or similar option or right by a landlord or lessor with respect to a lease of any of the Leased Real Properties has been received by the Acquired Entities.

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5.9         Capitalization. Seller is the sole record and legal owner and holder of all of the Purchased Units. With the exception of the Purchased Units, all of the issued and outstanding equity securities and other securities of each Acquired Entity are owned of record and beneficially by one or more of the Acquired Entities. All of the Purchased Units have been duly authorized and validly issued and are fully paid and nonassessable and are free and clear of all Encumbrances and restrictions. There are no Contracts relating to the purchase, issuance, sale, or transfer of any equity securities of any of the Acquired Entities. None of the Purchased Units were issued in violation of the Securities Act or any other Law and (other than the transactions contemplated by this Agreement) there are no commitments for the purchase or sale of, and no options, warrants or other rights with respect to the acquisition, disposition, redemption, transfer, registration or voting of the membership interests in any Acquired Entity. None of the Acquired Entities owns, or is required, pursuant to any Contract or otherwise, to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

5.10      Environmental. The only representations and warranties given in respect to Environmental Laws, Environmental Permits, Environmental Claims, or other environmental matters are those contained in this Section 5.10, and none of the other representations and warranties contained in this Agreement will be deemed to constitute, directly or indirectly, a representation and warranty with respect to Environmental Laws, Environmental Permits, Environmental Claims, other environmental matters, or matters incident to or arising out of or in connection with any of the foregoing. All such matters are governed exclusively by this Section 5.10 and by Article IX.

(a)          The Acquired Entities presently possess all Environmental Permits necessary to operate the Business as it is currently being operated, and (ii) the Acquired Entities are in compliance, in all material respects, with the requirements of such Environmental Permits and Environmental Laws. Section 5.10(a) of the Seller Disclosure Schedule sets forth a list of all material Environmental Permits held by each of the Acquired Entities for the operation of the Business as of the date hereof.

(b)          Neither Seller nor any Affiliate of Seller has received within the last three years any written notice, report, or other information regarding any actual or alleged violation of Environmental Laws or any liabilities or potential liabilities, including any investigatory, remedial, or corrective obligations, relating to the operation of the Business or the Acquired Entities arising under Environmental Laws.

(c)          (i) To Seller’s Knowledge, there is and has been no Release from, in, on, or beneath any of the real property presently or formerly owned or leased by any of the Acquired Entities that could form a basis for an Environmental Claim, and (ii) there are no Environmental Claims related to the Business, which are pending or, to Seller’s Knowledge, threatened against any Acquired Entity.

(d)          To Seller’s Knowledge, there are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment, or (iii) asbestos containing material at any real property owned or leased by any of the Acquired Entities.

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(e)          Seller has advised Buyer of the existence of, or made available to Buyer, all material correspondence, studies, audits, reviews, investigations, analyses, and reports on material environmental matters relating to the Business that are in the possession or reasonable control of Seller.

5.11	Intellectual Property.

(a)          Seller and the Acquired Entities have previously made available to Buyer true and complete copies of (i) each item of Everest Intellectual Property which is registered or for which an application has been filed, whether in the United States or internationally, (ii) each license or other agreement under or pursuant to which the Intellectual Property of a third-party is licensed to Seller or the Acquired Entities for use in the Business, other than normal and routine off-the-shelf software license agreements, and (iii) all related agreements or contracts. The Everest Intellectual Property identified in the preceding sentence is listed in Section 5.11(a) of the Seller Disclosure Schedule

(b)          The Acquired Entities (i) own all right, title and interest in and to, or possess valid licenses or other rights to use, all Everest Intellectual Property and (ii) have taken all steps necessary to validly maintain, and have not taken any steps that could constitute abandonment of, any Everest Intellectual Property owned by an Acquired Entity, including without limitation paying all necessary fees and filing all appropriate affidavits and renewals with the appropriate administrative or governmental office.

(c)          None of the Everest Intellectual Property owned by an Acquired Entity infringes upon or otherwise violates any Intellectual Property of any third party and, to Seller’s Knowledge, no other Everest Intellectual Property infringes or violates any Intellectual Property of any third party. To Seller’s Knowledge, no third party is infringing on or otherwise violating the Everest Intellectual Property. There are no unresolved pending or, to Seller’s Knowledge, threatened actions or claims that challenge or otherwise question the validity, enforceability or effectiveness of any Everest Intellectual Property owned by an Acquired Entity. There are no agreements, contracts, or judicial orders that in any way limit or restrict any Everest Intellectual Property owned by an Acquired Entity, and, to Seller’s Knowledge, there are no agreements, contracts, or judicial orders that in any way limit or restrict any other Everest Intellectual Property.

5.12      Labor Matters. None of Seller, its Affiliates or the Acquired Entities has been or is a party to any collective bargaining or other labor contract with respect to the Business. There is no pending or, to Seller’s Knowledge, threatened (a) strike, slowdown, picketing, organizational activity, or work stoppage relating to the Business, or (b) action or proceeding against or affecting any of the Acquired Entities relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Entity, or any other labor or employment dispute against or affecting any of the Acquired Entities. There is no lockout of any employees by any of the Acquired Entities, and no such action is contemplated.

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5.13	Benefit Plans and Employee Matters.

(a)          Section 5.13(a) of the Seller Disclosure Schedule lists each employee benefit plan (as such term is defined in section 3(3) of ERISA) and each other severance plan or profit sharing, pension, retirement, health, retiree medical, welfare, cafeteria, disability, or life insurance plan, agreement, program, practice, policy, trust or arrangement, whether written or unwritten, providing benefits or coverage to any Business Employee, director or shareholder of the Acquired Entities (whether current, former, or retired) or their beneficiaries, (1) established, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) within the last six complete calendar years by Seller, any Affiliate of Seller, and Acquired Entity or any entity that would be deemed a “single employer” with an Acquired Entity under Section 414(b),(c),(m) or (o) of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) on behalf of any Business Employee or director, or shareholder of the Acquired Entities (whether current, former, or retired) or their beneficiaries or (2) with respect to which Seller, any Affiliate of Seller, an Acquired Entity or any ERISA Affiliate has or has had any obligation on behalf of any such Business Employee, director, shareholder, or their beneficiaries (each a “Benefit Plan” and, collectively, the “Benefit Plans”). Copies or accurate summaries of each Benefit Plan have been provided or made available to Buyer. Copies of each other bonus, compensation, severance, deferred compensation, fringe benefit, post-retirement, stock option, stock purchase, restricted stock, equity-based award, tuition refund, service award, company car, scholarship, relocation, accident, sick, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, annual physical, perquisite, commission, payroll, retention, change in control, noncompetition or other plan, agreement, program, practice, policy, trust or arrangement, whether written or unwritten, providing benefits or coverage to any Business Employee, director or shareholder of the Acquired Entities (whether current, former, or retired) or their beneficiaries, (1) established, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) within the last six complete calendar years by Seller, any Affiliate of Seller, an Acquired Entity or any ERISA Affiliate on behalf of any Business Employee or director, or shareholder of the Acquired Entities (whether current, former, or retired) or their beneficiaries or (2) with respect to which Seller, any Affiliate of Seller, an Acquired Entity or any ERISA Affiliate has or has had any obligation on behalf of any such Business Employee, director, shareholder, or their beneficiaries (each a “Benefit Arrangement” and, collectively, the “Benefit Arrangements”) have been provided or made available to Buyer.

(b)          Each Benefit Plan that is intended to be qualified under section 401(a) of the Code and each trust that is intended to be exempt under section 501(a) of the Code is set forth on Section 5.13(b) of the Seller Disclosure Schedule and has received a determination letter from the Internal Revenue Service that such Benefit Plan or trust is so qualified or exempt, as applicable. To Seller’s Knowledge, nothing has occurred since the date of such determination that could reasonably be expected to adversely affect the qualified or exempt status of such Benefit Plan or trust, nor will the consummation of the transactions provided for by this Agreement have any such effect.

(c)          Each Benefit Plan and Benefit Arrangement has been maintained and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code. No Benefit Plan is an “employee pension benefit plan” as defined in section 3(2)

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of ERISA or otherwise subject to Title IV of ERISA or Section 412 of the Code. Seller has no obligation to contribute to or any other liability under or with respect to any multiemployer plan (as such term is defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), and no Benefit Plan is a multiemployer plan.

(d)          None of the Acquired Entities has any obligation to provide or make available post-employment welfare benefits or welfare benefit coverage for any employee or former employee, except as may be required under COBRA, and at the expense of the employee or former employee.

(e)          No claim, lawsuit, arbitration or other action has been asserted, instituted, or is anticipated, or, to Seller’s Knowledge, threatened against the Benefit Plans or Benefit Arrangements (other than non-material routine claims for benefits, and appeals of such claims), any trustee or fiduciary thereof, the Acquired Entities, any director, officer, or employee thereof, or any of the assets of any trust of the Benefit Plans, with respect to the operation of the Benefit Plans or Benefit Arrangements. No Benefit Plan or Benefit Arrangement is, or is expected to be, under audit or investigation by any governmental authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty.

(f)           No Benefit Plan or Benefit Arrangement is funded through an offshore trust or provides for a “deferral of compensation” that would cause such Benefit Plan or Benefit Arrangement to be subject to the provisions of Code Section 409A or the Treasury Regulations or other guidance of general applicability thereunder.

(g)          Section 5.13(g) of the Seller Disclosure Schedule Lists all of the Business Employees and any individual independent contractors providing services to an Acquired Entity as of the date hereof along with their position, date of hire, work location, rate of annual compensation, and any incentive compensation received during the three most recently ended calendar years. No Acquired Entity other than Everest Connections has any employees.

(h)          Section 5.13(h)(i) of the Seller Disclosure Schedule lists all Business Employees and former employees of the Acquired Entities to whom obligations are owed under, or who are parties to, Benefit Arrangements that are employment agreements, individual severance agreements, retention agreements, material consulting agreements, and non-competition agreements as of the date hereof (the “Employee Agreements”). Section 5.13(h)(ii) of the Seller Disclosure Schedule sets forth all amounts payable under the Employee Agreements at the Closing. Except as set forth on Section 5.13(h)(ii) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (x) result in any payment becoming due, or increase the amount of any compensation due, to any Business Employee or former employee of the Business; (y) increase any benefits otherwise payable under any Employee Agreement; or (z) result in the acceleration of the time of payment or vesting of any compensation or benefits or in the failure of any payment under any Benefit Plan or Benefit Arrangement to be deductible to the Acquired Entities or Buyer by reason of Section 280G of the Code or in the imposition of excise tax under Section 4999 of the Code.

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(i)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the triggering or imposition of any restrictions or limitations on the rights of the Acquired Entities to amend or terminate any Benefit Plan or Benefit Arrangement or increase any benefits otherwise payable under any Benefit Plan or Benefit Arrangement (except to the extent that any such increase is required pursuant to the terms of any Employee Agreement as in effect as of the date hereof).

5.14	Certain Contracts and Arrangements.

(a)          Except for Contracts which are listed on Section 5.13(h)(i) and Section 5.14(a) of the Seller Disclosure Schedule, or do not individually involve annual payment obligations in excess of $25,000, none of the Acquired Entities are, as of the date hereof, party to any:

(i)           Contract containing a covenant limiting the freedom of the relevant Acquired Entity to engage in any line of business in any geographic area or to compete with any Person that limits the conduct of the Business as presently conducted;

(ii)          Employee Agreement that has an aggregate future liability for guaranteed cash compensation in excess of $100,000 and is not terminable by the relevant Acquired Entity by notice of not more than 90 days for a cost of less than $100,000;

(iii)         Contract with (A) Seller or any Affiliate of Seller, or (B) any current or former officer, director or employee of any Acquired Entity (other than Employee Contracts covered by clause (ii) above);

(iv)         Contract that provides for payments after the date hereof in excess of $25,000 during any one-year period or $50,000 over the term of the Contract and is not terminable by the relevant Acquired Entity by notice of not more than 90 days for a cost of less than $50,000;

(v)          Contract creating an Encumbrance upon any assets of the Business in an amount in excess of $100,000, individually or in the aggregate;

(vi)         power of attorney or similar instrument not made in the Ordinary Course of Business;

(vii)       Contract (other than this Agreement) for the sale of any of the assets of the Business (other than sales in the Ordinary Course of Business of inventory or obsolete equipment no longer used or useful in the Business);

(viii)      Contract providing for indemnification by the relevant Acquired Entity of any Person with respect to liabilities relating to any current or former business of the relevant Acquired Entity or any predecessor Person or with respect to liabilities under any Environmental Laws or for the investigation, remediation, or clean up of any Hazardous Materials;

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(ix)         material Contract relating in whole or in part to the Everest Intellectual Property (including any license or other agreement under which the relevant Acquired Entity is licensee or licensor of any Intellectual Property, other than normal and routine off-the-shelf software license agreements);

(x)          Contract under which the relevant Acquired Entity has borrowed any money from, or issued any note, bond, debenture or other evidence of Funded Indebtedness to, any Person or any other note, bond, debenture or other evidence of Funded Indebtedness of any Acquired Entity;

(xi)         Contract under which the relevant Acquired Entity has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than extensions of trade credit in the Ordinary Course of Business), in any such case which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $50,000;

(xii)       Contract for any joint venture, partnership or similar arrangement; or

(xiii)      Contract other than as set forth above that is material to the Business, taken as a whole.

(b)          Each Business Agreement constitutes a valid and binding obligation of each of the Acquired Entities that is a party thereto and, to Seller’s Knowledge, constitutes a valid and binding obligation of the other parties thereto and is in full force and effect. None of the Acquired Entities is in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under, nor have any of the Acquired Entities received written notice that it is in breach or default under, any Business Agreement, except for such breaches or defaults as to which requisite waivers or consents have been obtained. To Seller’s Knowledge, no other party to any Business Agreement is in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under any Business Agreement. Except as set forth in Section 5.14(a) of the Seller Disclosure Schedule, Seller has not received written notice of cancellation or termination of any Business Agreement.

(c)          Section 5.14(c) of the Seller Disclosure Schedule sets forth a list of each municipal franchise agreement relating to the Business to which any of the Acquired Entities is a party (the “Franchises”) as of the date hereof. Except as disclosed in Section 5.14(c) of the Seller Disclosure Schedule, the Acquired Entities (i) have all Franchises necessary for the operation of the Business as presently conducted and (ii) are not in default under any of the Franchises and each Franchise is in full force and effect.

5.15	Legal Proceedings and Orders.

(a)          There are no Claims relating to the Purchased Units or the Business, which are pending or, to Seller’s Knowledge, threatened against Seller or any of the Acquired Entities. Except for applicable Regulatory Orders, neither Seller nor any of its Affiliates are subject to any outstanding Orders relating to the Purchased Units or the Business.

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(b)          There are presently no outstanding judgments of any Governmental Entity against or affecting Seller or any Acquired Entity or any of their respective assets, the Purchased Units or the transactions contemplated by this Agreement.

(c)          None of Seller or any Acquired Entity has commenced or has any pending Litigation against any third party.

5.16      Permits. The Acquired Entities (i) have all Permits required by Law for the operation of the Business as presently conducted and are in compliance with the terms of their respective Permits, and (ii) are not in breach or default (nor has any event occurred which, with the giving of notice or the passage of time, or both, would constitute such a breach or default) under such Permits and each such Permit is in full force and effect. The Permits issued by the FCC (the “FCC Permits”) are not subject to any conditions other than those that are imposed by the general rules and policies of the FCC, and those that appear on the FCC Permits. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby and thereby and fulfillment of and compliance with the terms and provisions hereof and thereof do not and will not conflict with, result in a breach of or constitute a default under any such Permits. Section 5.16 of the Seller Disclosure Schedule sets forth a list of all material Permits, other than Franchises, held by the Acquired Entities and required for the operation of the Business as of the date hereof.

5.17      Compliance with Laws. Seller and the Acquired Entities are in material compliance with all Laws and Orders applicable to the operation of the Business as presently conducted. None of Seller or any Acquired Entity has received any written communication from a Governmental Entity that alleges that the Acquired Entities are not in compliance with any Laws or Orders. Without limiting the foregoing, there is not, pending, or to Seller’s Knowledge threatened, any action or proceeding by or before the FCC to revoke, cancel, rescind or modify any of the FCC Permits or refuse to renew the FCC Permits, and there is not now issued or outstanding, or, to Seller’s Knowledge, pending or threatened, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against the Acquired Entities with respect to the FCC Permits. There are no unsatisfied or otherwise outstanding citations issued by the FCC with respect to the FCC Permits.

5.18      Insurance. Seller has delivered or otherwise made available to Buyer a list of the insurance covering the Acquired Entities and the Business. All such insurance is in full force and effect but (i) also covers Seller and its Affiliates and (ii) will be terminated with respect to the Acquired Entities and the Business at Closing. All pending claims under such policies related to the Business are listed on Section 5.18 of the Seller Disclosure Schedule.

5.19	Taxes.

(a)          Each Acquired Entity is disregarded as an entity for U.S. Federal income Tax purposes. Each Acquired Entity has filed all Tax Returns required to be filed by it. All such Tax returns were correct and complete in all material respects. All Taxes required to be paid by any Acquired Entity have been paid in full.

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(b)          With respect to each Acquired Entity, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, equity holder, creditor or other third party of such entity have been withheld and paid, and all forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)          No Acquired Entity currently is the beneficiary of any extension of time within which to file any Tax Return. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Acquired Equity.

(d)          There is no material dispute or claim concerning any Tax liability of any Acquired Entity claimed or raised by any Tax authority in writing.

(e)          No Tax Return of an Acquired Entity is the subject of a pending audit by any Governmental Entity. No Acquired Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)           No Acquired Entity is a party to or bound by any Tax allocation or sharing agreement.

(g)          No Acquired Entity engages in a trade or business in a jurisdiction other than the jurisdictions set forth on Section 5.19(g) of the Seller Disclosure Schedule, and no Government Entity has ever claimed in writing that any Acquired Entity is or was required to file Tax Returns or pay Taxes in a jurisdiction in which it does not currently file Tax Returns and pay Taxes.

5.20      Fees and Commissions. No broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which Buyer could become liable or obligated in connection with the transactions contemplated hereby by reason of any action taken by Seller.

5.21      No Guaranties. Other than under that certain Guaranty of Lease executed by Everest Holdings I, LLC in favor of Maven Corporation dated as of December 1, 2000 (the “Maven Guaranty”), no Acquired Entity is liable for any obligation or liability of Seller or any of its Affiliates (excluding the Acquired Entities).

5.22      Leased Vehicles. Section 5.22 of the Seller Disclosure Schedule lists the Leased Vehicles as of the date hereof. The Leased Vehicles are in good working condition, reasonable wear and tear excepted, and constitute all of the vehicles used in connection with the Business as presently conducted.

5.23      Aquila Performance Bonds. Section 5.23 of the Seller Disclosure Schedule lists all performance bonds that are outstanding on the date hereof and that support obligations or activities of the Acquired Entities (the “Performance Bonds”).

5.24      Transactions with Related Parties. Section 5.24 of the Seller Disclosure Schedule lists all transactions occurring during the past two years between the Acquired Entities and any Affiliate thereof (other than another Acquired Entity). No officer, director or other Affiliate of

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the Acquired Entities is indebted to the Acquired Entities for money borrowed or other loans or advances (except for advances of business expenses in the Ordinary Course of Business).

5.25      Disclosure. To Seller’s Knowledge, there is no fact that has not been disclosed to Buyer which constitutes or would reasonably be expected to cause a Material Adverse Effect with respect to the Acquired Entities or the Business.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Seller as follows:

6.1         Organization. Buyer is a Delaware corporation duly organized, validly existing, and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted.

6.2        Authority Relative to this Agreement. Buyer has all corporate power and authority necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer, and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

6.3         Consents and Approvals; No Violation. The execution and delivery of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby, do not:

(a)	conflict with or result in any breach of Buyer’s Governing Documents;

(b)          result in a default (including with notice, lapse of time, or both), or give rise to any right of termination, cancellation, or acceleration, under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, agreement, lease, or other instrument or obligation to which Buyer or any of its Affiliates is a party or by which Buyer or any of its Affiliates or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation, or acceleration) as to which requisite waivers or consents have been, or will prior to the Effective Time be, obtained or which if not obtained or made would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(c)          violate any Law or Order applicable to Buyer, any of its Affiliates, or any of their respective assets;

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(d)          require any declaration, filing, or registration with, or notice to, or authorization, consent, or approval of any Governmental Entity, other than (i) the Buyer Required Regulatory Approvals, or (ii) such declarations, filings, registrations, notices, authorizations, consents, or approvals which, if not obtained or made, would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

6.4        Buyer’s Due Diligence. Buyer represents that it is a sophisticated party, and that it has been given the opportunity to conduct a full due diligence investigation of the Business and the Purchased Units, including the opportunity to ask and have answered to its satisfaction, questions about the Business. Buyer understands and agrees that any financial forecasts or projections relating to the Business prepared by or on behalf of Seller have been provided to Buyer with the understanding and agreement that Seller is making no representation or warranty with respect to such forecasts or projections and that actual future results may vary from those forecast or projected due to numerous factors.

6.5         Fees and Commissions. No broker, finder, or other Person is entitled to any brokerage fees, commissions, or finder’s fees for which Seller could become liable or obligated in connection with the transactions contemplated hereby by reason of any action taken by Buyer.

6.6         Financing Commitments. Buyer has firm equity commitments (the “Equity Commitments”) and a firm debt commitment (the “Debt Commitment” and collectively with the Equity Commitments, the “Financing Commitments”), which together are sufficient (assuming the satisfaction of the conditions contained herein and therein) to enable it to purchase the Purchased Units in accordance with the terms of this Agreement and to pay all related fees and expenses. True and correct copies of such Financing Commitments are attached hereto as Exhibit 6.6.

6.7         No Aquila Employees. No former employee of Aquila or any of its Affiliates (a) has worked with or otherwise advised or consulted with Buyer or any Affiliate of Buyer in Buyer’s preparation for or negotiation of the terms of this Agreement, or (b) to Buyer’s knowledge, holds an equity position in Buyer or any Affiliate of Buyer or in any Person providing financing to Buyer in connection with the transactions contemplated hereby.

ARTICLE VII

COVENANTS OF THE PARTIES

7.1         Conduct of Business. Except as contemplated in this Agreement or required by any Law, or Order, during the period from the date of this Agreement to the Closing Date, Seller will operate in the Ordinary Course of Business and will use commercially reasonable efforts to preserve intact the Business, including the maintenance of all material Permits, leases, licenses, concessions and insurance relating to such operations, and to preserve the goodwill and relationships with customers, suppliers, and others having business dealings with the Business. Without limiting the generality of the foregoing, except as contemplated in this Agreement or required by any Business Agreement, Law, or Order, without the prior written consent of Buyer, which will not be unreasonably withheld, delayed or conditioned, Seller will cause the Acquired Entities not to, prior to Closing:

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(a)          create, incur, assume, or suffer to exist any Encumbrance (other than Permitted Encumbrances) upon the Purchased Units or upon the assets of any of the Acquired Entities;

(b)          make or cause to be made any material change in the level of inventories customarily maintained by the Acquired Entities with respect to the Business, other than in the Ordinary Course of Business;

(c)          sell, lease (as lessor), transfer, or otherwise dispose of or cause to be sold, leased (as lessor), or otherwise disposed of any assets of the Business with a value in excess of $25,000, provided, however, that this restriction shall not prevent the sale, lease (as lessor), transfer, or other disposition of customer premises equipment, in the Ordinary Course of Business, by the Acquired Entities or any Person contracted thereby;

(d)          other than in the Ordinary Course of Business, (i) enter into, terminate, extend, renew, or otherwise amend or cause to be entered into, terminated, extended, renewed or otherwise amended any material Business Agreement, or (ii) waive or cause to be waived any material default by, or release, settle, or compromise or cause to be released, settled or compromised any material claim against any other Person who is a party thereto;

(e)          take any action or omit to take any action not in the Ordinary Course of Business that will cause the termination or a material breach of any Business Agreement (other than termination by fulfillment of the terms thereunder);

(f)           establish or increase the benefits under, or promise to establish, modify or increase the benefits under, any Benefit Plan or Benefit Arrangement or otherwise increase the compensation or fringe benefit payable or to become payable to any Business Employee or any director, officer or independent contractor of any Acquired Entity, except in accordance with existing Benefit Plans or Benefit Arrangements and agreements consistent with past practice or otherwise in the Ordinary Course of Business, or modify, renew, establish, adopt or enter into any collective bargaining agreement, termination agreement or independent contractor agreement in regard to any Business Employee, or grant or cause to be granted (other than as required pursuant to an existing Benefit Plan or Benefit Arrangement) severance or termination pay to any present or former Business Employee;

(g)          grant or cause to be granted any bonus or any increase in the compensation of any Business Employee, except for increases and bonuses in the Ordinary Course of Business;

(h)	amend their respective Governing Documents;

(i)           terminate or fail to use reasonable efforts to renew or preserve any Permits;

(j)           issue any new membership interests or other equity securities (including, without limitation, granting of options), or incur any indebtedness (other than accounts payable and other trade debt incurred with vendors in the Ordinary Course of Business);

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(k)	pay or declare any dividend or make any distribution of any kind;
(l)	redeem or retire any outstanding Purchased Units;
(m)	extend any loans or advances to Business Employees or others;

(n)          enter into any transaction with Affiliates of Seller except those made in the Ordinary Course of Business or related to the providing of Support Services to the Acquired Entities;

(o)          acquire or agree to acquire by merging or consolidating with, or by purchasing any portion of the capital stock or assets of, or by any other manner, any business or any Person or division thereof;

(p)	alter accounting, billing or collection methods or practices;

(q)          make any capital expenditures or commitments with respect thereto, except as consistent with the 2006 CapEx Budget, or otherwise in the Ordinary Course of Business;

(r)           make or change any Tax elections or settle or compromise any Tax liabilities at the level of the Acquired Entities; or

(s)           agree or commit to take or cause to be taken any action which would be a violation of the restrictions set forth in Section 7.1(a) through Section 7.1(r).

7.2	Access to Information.

(a)          Between the date of this Agreement and the Closing Date, Seller will, during ordinary business hours and upon reasonable notice, (i) give Buyer and Buyer’s Representatives reasonable access to the properties, contracts, books, records and personnel of each of the Acquired Entities to which Buyer is not denied access by Law and to which Seller has the right to grant access without the consent of any other Person (and in the case where consent of another Person is required, only on such terms and conditions as may be imposed by such other Person); (ii) permit Buyer to make such reasonable inspections thereof as Buyer may reasonably request; (iii) furnish Buyer with such financial and operating data and other information with respect to the Business as Buyer may from time to time reasonably request; and (iv) furnish Buyer with a copy of each material report, schedule, or other document filed by any Acquired Entity with, or received by any Acquired Entity from, any Governmental Entity; provided, however, that (A) any such investigation will be conducted in such a manner as not to interfere unreasonably with the operation of the Business or any other Person, (B)  Buyer will indemnify and hold harmless Seller and each of the Acquired Entities from and against any Losses caused to Seller and/or any of the Acquired Entities by any action of Buyer or Buyer’s Representatives while present on any of the premises to which Buyer is granted access hereunder (including restoring any such premises to the condition substantially equivalent to the condition such premises were in prior to any such investigation), (C) neither Seller nor any of its Affiliates will be required to take any action which would constitute a waiver of the attorney-client privilege, and (D) neither Seller nor any of the Acquired Entities need supply Buyer with any

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information which Seller is under a contractual or other legal obligation not to supply; provided, however, if Seller relies upon clauses (C) or (D) as a basis for withholding information from disclosure to Buyer, to the fullest extent possible without causing a waiver of the attorney-client privilege, or a violation of a contractual or legal obligation, as the case may be, Seller will provide Buyer with a description of the information withheld and the basis for withholding such information. Notwithstanding anything in this Section 7.2 to the contrary, (x) Buyer will not have access to personnel and medical records if such access could, in Seller’s good faith judgment, subject Seller or any of its Affiliates to risk of liability or otherwise violate the Health Insurance Portability and Accountability Act of 1996, and (y) any investigation of environmental matters by or on behalf of Buyer will be limited to visual inspections and site visits commonly included in the scope of “Phase 1” level environmental inspections, and Buyer will not have the right to perform or conduct any other sampling or testing at, in, on, or underneath any premises used in the Business.

(b)          Unless and until the transactions contemplated hereby have been consummated, Buyer will, and will cause Buyer’s Representatives to, hold in strict confidence and not use or disclose to any other Person all Confidential Information. “Confidential Information” means all information in any form heretofore or hereafter obtained from Seller, Seller’s Representatives or Seller’s Affiliates in connection with Buyer’s evaluation of the Business or the negotiation of this Agreement, whether pertaining to financial condition, results of operations, methods of operation or otherwise, other than information which is in the public domain through no violation of this Agreement or the Confidentiality Agreement by Buyer. Notwithstanding the foregoing, Buyer may disclose Confidential Information to the extent that such information is required to be disclosed by Buyer or Buyer’s Representatives by Law or in connection with any proceeding by or before a Governmental Entity, including any disclosure, financial or otherwise, required to comply with any SEC rules. In the event that Buyer believes any such disclosure is required, Buyer will give Seller notice thereof as promptly as possible and will cooperate with Seller in seeking any protective orders or other relief as Seller may determine to be necessary or desirable. In no event will Buyer make any disclosure of Confidential Information other than to the extent Buyer’s legal counsel has advised in writing is required by Law, and Buyer will use its best efforts to assure that any Confidential Information so disclosed is protected from further disclosure to the maximum extent permitted by Law. If the transactions contemplated hereby are not consummated, Buyer will promptly return to Seller all copies of any Confidential Information, including any materials prepared by Buyer or Buyer’s Representatives incorporating or reflecting Confidential Information, and an officer of Buyer shall certify in writing compliance by Buyer with the foregoing.

(c)          The provisions of Section 7.2(b) supersede the Confidentiality Agreement, and will survive for a period of two years following the Closing or the termination of this Agreement, except that if the Closing occurs, the provisions of Section 7.2(b) will expire with respect to any information solely related to the Purchased Units or the Business.

(d)          For a period of seven years after the Closing Date, each Party and its representatives will have reasonable access to all of the books and records relating to the Business or the Purchased Units, including all employee records relating to the Business, in the possession of the other Party to the extent that such access may reasonably be required by such Party in connection with matters relating to or affected by the operation of the Business. Such

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access will be afforded by the Party in possession of such books and records upon receipt of reasonable advance notice and during normal business hours; provided, however, that (i) any review of books and records will be conducted in such a manner as not to interfere unreasonably with the operation of the business of any Party or its Affiliates, (ii) no Party will be required to take any action which would constitute a waiver of the attorney-client privilege, and (iii) no Party need supply the other Party with any information which such Party is under a contractual or other legal obligation not to supply. The Party exercising the right of access hereunder will be solely responsible for any costs or expenses incurred by it pursuant to this Section 7.2(d). If the Party in possession of such books and records desires to dispose of any such books and records prior to the expiration of such seven-year period, such Party will, prior to such disposition, give the other Party a reasonable opportunity at such other Party’s expense to segregate and take possession of such books and records as such other Party may select.

7.3        Expenses. Except to the extent specifically provided herein, and irrespective of whether the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be borne by the Party incurring such costs and expenses. All filing fees and expenses incurred in connection with any Required Regulatory Approvals payable in connection with this Agreement shall be borne equally by Buyer and Seller. Notwithstanding the foregoing, immediately following the Closing the fees and expenses of Buyer (including Buyer’s counsel, accountants, and other experts and filing fees and other amounts incurred by the Buyer in connection with the transactions contemplated by this Agreement) shall be borne by the Acquired Entities.

7.4	Further Assurances.

(a)          Subject to the terms and conditions of this Agreement, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things, necessary, proper, or advisable to consummate and make effective the transactions contemplated hereby, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent to each Party’s obligations hereunder within its reasonable control. Neither Party will, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time after the date hereof, Seller will, at its own expense, execute and deliver such documents to Buyer as Buyer may reasonably request in order to more effectively consummate the transactions contemplated hereby. From time to time after the date hereof, Buyer will, at its own expense, execute and deliver such documents to Seller as Seller may reasonably request in order to more effectively consummate the transactions contemplated hereby.

(b)          Without limiting the generality of the foregoing, Seller shall, and shall cause its representatives, accountants, counsel and the Business Employees to provide reasonable assistance and cooperate with Buyer in consummating the financing transactions with the lenders contemplated by the Financing Commitments. Such assistance and cooperation shall include (subject to Seller receiving customary confidentiality arrangements with such lenders) taking such other actions reasonably necessary to satisfy the conditions precedent required by the lenders, and the definitive documentation with respect to the financing contemplated by the Financing Commitments, including, actions relating to obtaining or perfecting liens, releasing

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liens, providing access to properties and assets for third party appraisals, furnishing officers’ certificates, providing opinions of counsel and obtaining Consents. All out of pocket costs incurred by Seller in connection with the providing of such assistance and cooperation shall be reimbursed by Buyer.

(c)          Without limiting the provisions of Section 7.4(a), Buyer shall perform all of its covenants and obligations under the terms of the Debt Commitment and shall use its commercially reasonable efforts to cause to be satisfied in a timely manner each of the conditions within its reasonable control set forth in the Debt Commitment or in any other document related thereto or to the funding obligations contemplated thereby.

7.5         Public Statements. Each Party will consult with the other prior to issuing, and will consider in good faith any comments by the other to or in respect of, any public announcement, statement, or other disclosure with respect to this Agreement or the transactions contemplated hereby, except as may be required by Law or stock exchange rules and provided that any such public announcement, statement, or other disclosure issued by Buyer will be subject to Section 7.2(b).

7.6	Consents and Approvals.

(a)          Seller and Buyer will each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice, Antitrust Division any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The Parties will consult and cooperate with each other as to the appropriate time of filing such notifications and will (i) make such filings at the agreed upon time, (ii) respond promptly to any requests for additional information made by either of such agencies, and (iii) use their commercially reasonable efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of such filings.

(b)          Seller and Buyer will and will cause their respective Affiliates to cooperate with each other and use commercially reasonable efforts to (i) promptly prepare and file all necessary applications, notices, petitions, and filings (including the applications or notices for the Required Regulatory Approvals, which shall be filed within 15 Business Days of the execution of this Agreement), and execute all agreements and documents, (ii) obtain at the earliest reasonably practicable date the consents, approvals, and authorizations of all Governmental Entities, and other Persons, in each case to the extent necessary or advisable to consummate the transactions contemplated by this Agreement (including to obtain the Required Regulatory Approvals) or as required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease, or other instrument to which Seller or Buyer or any of their respective Affiliates is a party or by which any of them is bound. Seller and Buyer each will have the right to reasonably review in advance all characterizations of the information relating to it or its respective Affiliates or the transactions contemplated by this Agreement which appear in any filing made by the other or any of its Affiliates in connection with the transactions contemplated hereby.

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(c)          Neither Party will, and neither Party will permit its Affiliates to, on an ex parte basis initiate, directly or indirectly, any communications, meetings, or other contacts with any Governmental Entity in connection with the transactions contemplated hereby or any matters relating to any declaration, filing, or registration with, notice to, or authorization, consent, or approval of any such Governmental Entity in connection with this Agreement. In connection with any communications, meetings, or other contacts, formal or informal, oral or written, with any Governmental Entity by either Party or its Affiliates in connection with the transactions contemplated hereby or any such declaration, filing, registration, notice, authorization, consent, or approval, such Party agrees: (i) to inform the other in advance of any such communication, meeting, or other contact which such Party or any of its Affiliates proposes or intends to make, including the subject matter, contents, intended agenda, and other aspects of any of the foregoing; (ii) to consult and cooperate with the other Party, and to take into account the comments of such other Party in connection with any of the matters covered by Section 7.6(c)(i); (iii) to arrange for representatives of the other Party to participate to the maximum extent possible in any such communications, meetings, or other contacts; (iv) to notify the other Party of any oral communications with any Governmental Entity relating to any of the foregoing (regardless of who initiates such communication); and (v) to provide the other Party with copies of all written communications to or from any Governmental Entity relating to any of the foregoing. Notwithstanding the foregoing, nothing in this Section 7.6 will apply to or restrict communications or other actions by Seller or its Affiliates with or with regard to Governmental Entities in the Ordinary Course of Business, unless such communications are reasonably likely to affect the process, timing, or merits of a Required Regulatory Approval.

7.7	Tax Matters.

(a)          Except as provided in Section 7.13, all transfer, documentary, stamp, registration, sales and use Taxes, including real property conveyance Taxes, incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the “Transfer Taxes”) will be paid by Seller, and Seller, at its own expense, will file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Taxes, and, if required by applicable Law, Buyer will join in the execution of any such Tax Returns or other documentation after review and comment.

(b)          Buyer will prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Acquired Entities that are filed after the Closing Date. Buyer will permit Seller to review and comment upon, prior to filing, all such Tax Returns that relate entirely or in part to periods preceding the Closing Date.

(c)          (i)          Buyer, the Acquired Entities and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 7.7 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Acquired Entities and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Acquired Entities relating to any taxable period beginning before the Closing Date until

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the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Acquired Entities or Seller, as the case may be, shall allow the other Party to take possession of such books and records.

(ii)         Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes.

(d)          All tax-sharing agreements or similar agreements with respect to or involving the Acquired Entities shall be terminated as of the Closing Date and, after the Closing Date, the Acquired Entities shall not be bound thereby or have any liability thereunder.

7.8         Supplements to the Seller Disclosure Schedule. Prior to the Closing Date, Seller may upon notice to Buyer supplement or amend the Seller Disclosure Schedule to reflect changes or events that have occurred after the execution of this Agreement. No other supplements or amendments to the Seller Disclosure Schedule will be permitted. In the event that all of the changes to the Schedules resulting from such supplements and amendments, considered collectively, give rise to a Material Adverse Effect (considered without giving effect to part (D) of the definition of “Excluded Matter” set forth in the definition of “Material Adverse Effect”), Buyer may either (a) terminate this Agreement without liability to either Party, or (b) not so terminate this Agreement (in which event any breach of any representation or warranty made by Seller which would otherwise exist absent such supplements and amendments will be deemed cured for all purposes of this Agreement). In the event that Buyer terminates this Agreement pursuant to this Section 7.8, absent willful misconduct, such termination shall be Buyer’s sole remedy hereunder, and Seller shall have no further liability or obligation to Buyer.

7.9        Employees and Employee Benefits. The following applies with respect to the Business Employees:

(a)          From and after the Effective Time, the Business Employees will accrue no additional benefits, service credit or vesting credit under, and will not continue to be eligible to participate, in any Benefit Plan or Benefit Arrangement of Seller or its Affiliates (other than a Benefit Plan or Benefit Arrangement of the Acquired Entities). Except as otherwise provided in Sections 4.3(b) or 7.12(a), none of Buyer or the Acquired Entities is responsible for liabilities accrued with respect to the Business Employees or former employees of the Business for service through the Effective Time under any Benefit Plan or Benefit Arrangement of Seller or its Affiliates (other than a Benefit Plan or Benefit Arrangement of the Acquired Entities).

(b)          Seller will be responsible, with respect to the Business, for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees of any “employment loss” within the meaning of the WARN Act which occurs prior to the Effective Time. Buyer will be responsible, with respect to the Business, for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees of

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any “employment loss” within the meaning of the WARN Act which occurs at or following the Effective Time.

(c)          The Benefit Plan responsible for such liabilities as of immediately prior to the Effective Time is responsible for all liabilities arising under COBRA and for extending and continuing to extend COBRA Continuation Coverage with respect to all Business Employees whose employment terminates or terminated prior to the Effective Time (and for such Business Employees’ qualified beneficiaries). Buyer is responsible for all liabilities arising under COBRA and for extending and continuing to extend COBRA Continuation Coverage with respect to all Business Employees (and their qualified beneficiaries) who become entitled to such COBRA Continuation Coverage on or after the Effective Time.

(d)          Buyer agrees to cause the Business Employees and their eligible dependents to be immediately eligible to participate in medical and dental benefit plans sponsored by Buyer or an Acquired Entity and to waive or cause the waiver of all limitations as to pre-existing conditions and actively-at-work exclusions with respect to their participation in such plans to the extent such conditions and exclusions were satisfied under analogous Benefit Plans prior to the Closing Date.

(e)          With respect to the calendar year in which the Closing Date occurs, all health care expenses incurred by any Business Employee or any eligible dependent thereof, including any alternate recipient pursuant to qualified medical child support orders, in the portion of the calendar year preceding the Closing Date that were qualified to be taken into account for purposes of satisfying any deductible or out-of-pocket limit under any Benefit Plan will be taken into account for purposes of satisfying any deductible or out-of-pocket limit under any health care plan covering the Business Employees from and after the Closing.

(f)           With respect to those Business Employees participating in a Benefit Plan that is a Code Section 125 Cafeteria plan for the calendar year in which the Closing occurs, Seller shall transfer to Buyer at Closing an amount in cash equal to the aggregate net account balances (determined as of the Closing Date) of such Business Employees’ accounts (e.g., health flexible spending or dependent care accounts) under the Cafeteria plan.

(g)          The provisions of this Section 7.9 are not, and will not be construed as being, for the benefit of any Person other than the Parties hereto, and are not enforceable by any Persons (including Business Employees) other than such Parties.

(h)          To the extent that Seller has not provided or made available true, correct and complete copies of each Benefit Plan to Buyer as of the date of this Agreement, it shall do so as soon as possible, but in no event more than 10 calendar days thereafter.

7.10      Termination of Gold Bank Loan Documents. On the Closing Date, upon receipt by Gold Bank of the Gold Bank Pay-off Amount under Section 4.3(a) above, Seller will cause (a) the Gold Bank Loan Documents to be terminated or cancelled, and (b) all Encumbrances securing the Bank Debt on the Purchased Units or the properties or assets of any of the Acquired Entities to be terminated or released, in each case under documentation reasonably satisfactory to Buyer.

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7.11      Assignment of StellarRAD License. At Closing, Seller will assign all of its rights and obligations under the StellarRAD License to Everest Connections, and Everest Connections will assume all such rights and obligations, under an assignment and assumption agreement in the form of Exhibit 7.11 (the “StellarRAD Assignment”).

7.12	Support Services.

(a)          Buyer acknowledges that Aquila and its Affiliates (excluding the Acquired Entities) provide certain support services to the Acquired Entities, as described in Exhibit 7.12(a) (the “Support Services”). The cost of the Benefit Plans with respect to the Business Employees is reimbursed by the Acquired Entities to Aquila in cash on a quarterly basis. Aquila and its Affiliates are remunerated for all other Support Services by the issuance to Aquila and its Affiliates of additional membership interests in Seller. Seller agrees to continue to provide, or to cause its Affiliates to continue to provide, the Support Services to the Acquired Entities from and after the date hereof through the Closing consistent with past practice, and Seller and Buyer agree that the cost of the Benefit Plans with respect to the Business Employees will be reimbursed by the Acquired Entities in cash consistent with past practice; provided, however, that any unpaid reimbursement amount existing as of Closing, will be paid by the Acquired Entities to Seller (or to one or more Affiliates of Seller, as specified by Seller) in cash at Closing. The Parties agree that following the Effective Time, the Support Services will no longer be provided.

(b)          Any and all Business Agreements existing immediately prior to the Closing between any Acquired Entity, on the one hand, and any of their Affiliates (other than an Acquired Entity), on the other hand, shall be terminated as of the Closing and after the Closing, the Acquired Entities shall not be bound thereby or have any liability thereunder. Notwithstanding the foregoing, the Business Agreements listed in Exhibit 7.12(b) shall not be terminated as of the Closing.

7.13      Leased Vehicles. Buyer acknowledges that certain vehicles used in the Business (the “Leased Vehicles”) are leased under that certain Master Leasing Agreement dated as of April 15, 1990 (as amended and restated on September 1, 2003 and subsequently amended on September 13, 2003) between BLC Corporation and Aquila (the “Vehicle Lease”). With respect to the Leased Vehicles, one of the following will occur:

(a)          Seller will take, or cause Aquila to take, such action as may be necessary (i) to purchase, in accordance with the terms of the Vehicle Lease, the Leased Vehicles, such purchase to occur prior to, on, or as soon as practicable following the Closing Date, and (ii) to cause the Leased Vehicles so purchased to be registered and titled in the name of Everest Midwest LLC. The total price (including the applicable Taxes and registration and titling fees) paid by Aquila and any of its Affiliates to purchase, register, and title the Leased Vehicles as provided in this Section 7.13(a) (the “Leased Vehicle Buy-out Amount”) will be reimbursed by Buyer (or, if such purchase occurs following the Closing Date, by any of the Acquired Entities) to Seller (or one or more Affiliates of Seller as specified by Seller) by wire transfer of immediately available funds to the account(s) specified by Seller, such reimbursement to occur within 10 Business Days following the delivery by Seller to Buyer of a statement showing the Leased Vehicle Buy-out Amount and accompanied by reasonable supporting documentation.

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Buyer agrees to cooperate with, and following the Closing to cause the Acquired Entities to cooperate with, Seller and its Affiliates to effect the purchase, registration, and titling of the Leased Vehicles as described in this Section 7.13(a). For illustrative purposes, if the Leased Vehicles had been purchased under the Vehicle Lease as of December 31, 2005, the Leased Vehicle Buy-out Amount (excluding applicable Taxes and registration and titling fees) would have been approximately $619,282; or

(b)          If requested by Buyer, Seller will cooperate with, and cause its Affiliates to cooperate with, Buyer to cause the Leased Vehicles to be leased to the Acquired Entities from and after the Effective Time under a replacement vehicle lease agreement to which neither Aquila nor any of its Affiliates (excluding the Acquired Entities) is a party. In the event that such a replacement vehicle lease is not in place as of the Effective Time, Seller may cause the purchase of the Leased Vehicles as provided under Section 7.13(a) above.

7.14      Cancellation and Replacement of Performance Bonds. Buyer acknowledges that the Performance Bonds were procured by Aquila for the benefit of the Acquired Entities, and that Aquila is directly liable to the issuing surety company for any amount paid by the surety company under any Performance Bond. Accordingly, Buyer acknowledges that Aquila will take such steps as may be necessary to cancel the Performance Bonds within 10 Business Days following the Effective Time. Buyer agrees to take such steps as may be necessary to replace, from and after the Effective Time, the Performance Bonds with performance bonds for which neither Aquila nor any of its Affiliates (excluding the Acquired Entities) is liable, and Seller agrees to cooperate, and to cause its Affiliates to cooperate, with Buyer in procuring the replacement bonds. For purposes of this Section and Section 9.2(b), the term “Performance Bond” includes not only performance bonds outstanding as of the date hereof, but also any performance bond procured by Aquila for the benefit of any of the Acquired Entities after the date hereof.

7.15      Replacement of Seller Guaranty. At Closing (i) Buyer will use commercial reasonable efforts to cause to be replaced that certain Corporate Guaranty executed by Seller in favor of Scientific-Atlanta, Inc., dated on or about June 30, 2004 (the “Seller Guaranty”), or otherwise cause Seller to be released from any and all obligations with respect to the Seller Guaranty and (ii) Seller will use commercially reasonable efforts to cause to be replaced the Maven Guaranty, or otherwise cause Everest Holdings I, LLC to be released from any and all obligations with respect to the Maven Guaranty.

7.16	Exclusivity.

(a)          Seller acknowledges that substantial time of the Buyer and substantial out-of-pocket expenses (including attorneys’ and accountants’ fees and expenses) have been and will continue to be expended and incurred in connection with conducting legal, business and financial due diligence investigations of the Acquired Entities and the Business, drafting and negotiating this Agreement and other related documentation and other related expenses. From and after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article X hereof, without the express written consent of the Buyer, Seller shall not, and shall cause its Affiliates and representatives not to, directly or indirectly: (i) solicit, encourage, initiate, or otherwise facilitate any inquiries or the making of any proposal or offer with respect to or

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relating to Another Transaction, (ii) conduct any discussions, enter into any negotiations, contracts or transactions, or provide any information to any Person (other than Buyer, its Affiliates and its representatives) with respect to or relating to Another Transaction or (iii) provide any non-public financial or other confidential information regarding the Business, the Purchased Units or Buyer (including this Agreement, any documentation related thereto and any other materials containing Buyer’s proposed terms and any other financial information, projections or proposals regarding the Business, the Purchased Units or Buyer) to any Person (other than to Buyer, its Affiliates and its representatives). As used herein, the term “Another Transaction” means (A) the sale of the Business or any of the Purchased Units and (B) the sale, transfer, assignment or other disposition (whether by sale of stock, merger, consolidation or otherwise) of any membership units or other equity securities of Seller or the Acquired Entities. Seller represents that neither it nor any Acquired Entity is a party to, or bound by, any contract with respect to Another Transaction other than this Agreement and this Agreement will not violate any Contract to which any of them is bound or to which its assets are subject. Seller shall promptly inform its representatives of the obligations undertaken in this Section 7.16(a).

(b)          If Seller or any of its Affiliates or representatives receives any oral or written offer or proposal to engage in discussions relating to Another Transaction, then Seller shall immediately notify Buyer of the identity of the Person making, and the specific terms of, any such offer or proposal. In addition, Seller shall, and shall cause its Affiliates and their representatives to, (i) immediately cease and cause to be terminated any existing activities, discussion or negotiations with any parties conducted heretofore with respect to Another Transaction and (ii) promptly request each Person (other than Buyer, its Affiliates and its representatives) that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of engaging in Another Transaction to return to Seller all confidential information heretofore furnished to such Person by or on behalf of Seller.

(c)          Each party recognizes and acknowledges that a breach of this Section 7.16 will cause irreparable and material Loss and damage to Buyer, which cannot be adequately compensated for in damages by an action at law. Therefore, Seller agrees that Buyer shall be entitled, in addition to any other remedies and damages available, to the equitable remedies of injunction and specific performance with respect to Seller’s obligations hereunder.

7.17	Non-Compete; Non Solicitation.

(a)          During the period beginning on the Closing Date and for three (3) years thereafter (the “Non-Compete Period”), Seller and Aquila shall not, and shall not permit its Affiliates to, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business within any municipality in which the Business is being operated as of the Closing Date that is directly competitive with the Business as such Business is then being conducted (except for ownership of three percent (3%) or less of any Person whose securities have been registered under the Securities Act or Section 12 of the Securities Exchange Act of 1934, as amended).

(b)          During the Non-Compete Period, Seller and Aquila shall not, and Seller and Aquila shall cause their Affiliates not to, directly or indirectly through another Person, (i) induce or attempt to induce any employee of or consultant to the Acquired Entities to leave the

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employ of the Acquired Entities, or in any way interfere with the relationship between the Acquired Entities, on the one hand, and any Business Employee or consultant thereof, on the other hand, provided, however, the foregoing shall not prohibit Seller, Aquila or their Affiliates from conducting general solicitations for employees or consultants; (ii) induce or attempt to induce any customer (other than themselves), supplier, licensee or other business relation of the Acquired Entities to cease doing business with the Acquired Entities or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Acquired Entities, on the other hand; or (iii) hire any of the individuals identified on Exhibit 1.1-C until one (1) year after such individual’s employment relationship with the Acquired Entities has been terminated.

(c)          If, at the time of enforcement of this Section 7.17, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties agree that the maximum period, scope or geographical area enforceable by such court shall be substituted for the stated period, scope or area. The parties hereto acknowledge that money damages may be an inadequate remedy for any breach of this Section 7.17. Therefore, in the event of a breach or threatened breach of this Section 7.17, Buyer or the Acquired Entities may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 7.17 (without posting a bond or other security).

7.18      Termination of Franchises. On or before Closing, Seller shall cause the Acquired Entities to terminate the (i) cable franchise for Olathe, Kansas, granted to Everest Midwest LLC, pursuant to Ordinance No. 00-111, dated December 4, 2000, and (ii) the cable franchise license for Raytown, Missouri, granted to Everest Connections Corporation, pursuant to Ordinance No. 4705-01, dated June 5, 2001.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1         Conditions to Each Party’s Obligations to Effect the Closing. The respective obligations of each Party to effect the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)          The waiting period under the HSR Act, including any extension thereof, applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated;

(b)          No Order which prevents the consummation of any material aspect of the transactions contemplated hereby shall have been promulgated or issued and remain in effect (each Party agreeing to use its commercially reasonable efforts to have any such Order lifted) and no Law shall have been enacted (and not repealed) which prohibits the consummation of any material aspect of the transactions contemplated hereby;

(c)          All consents and approvals identified on Exhibit 8.1(c) shall have been obtained.

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8.2         Conditions to Obligations of Buyer. The obligation of Buyer to effect the transactions contemplated hereby is subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a)          Since the date of this Agreement and through the period ending immediately prior to the Effective Time, no Material Adverse Effect shall have occurred and be continuing or is reasonably expected to occur;

(b)          Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller on or prior to the Closing Date;

(c)          The representations and warranties of Seller contained in this Agreement (i) that are qualified as to materiality or Material Adverse Effect shall be true and accurate in all respects and (ii) that are not so qualified shall be true and accurate in all material respects, at and as of the Closing Date, with the same force and effect as if made at and as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date).

(d)          Buyer shall have received a certificate from the President and Chief Executive Officer or Chief Financial Officer of Seller, dated the Closing Date, to the effect that (i) the conditions set forth in Sections 8.2(b) and 8.2(c) have been satisfied and (ii) certifying as to (A) its certificate of formation and by-laws and the incumbency of officers executing this Agreement and each of the related agreements to which Seller is a party and (B) the resolutions of the board of managers of Seller authorizing the execution, delivery and performance by Seller of this Agreement and each of the related agreements to which Seller is a party;

(e)          The Buyer Required Regulatory Approvals shall have been obtained and become Final Regulatory Orders, free of any material conditions, except for such conditions as the FCC imposes on all transfers of licenses and authorizations;

(f)           Any Encumbrances on the Purchased Units shall have been released and any Encumbrance on the assets and properties of the Acquired Entities that are not Permitted Encumbrances shall have been released, other than, in the case of Encumbrances on the assets and properties of the Acquired Entities, releases which the failure to obtain would not, in the aggregate, create a Material Adverse Effect;

(g)          The conditions set forth in the Debt Commitment shall have been satisfied or waived; and

(h)          Buyer shall have received the other items to be delivered pursuant to Section 4.4.

8.3         Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated hereby is subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

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(a)          Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer on or prior to the Closing Date;

(b)          The representations and warranties of Buyer contained in this Agreement (i) that are qualified as to materiality or Material Adverse Effect shall be true and accurate in all respects and (ii) that are not so qualified shall be true and accurate in all material respects, at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (other than such representations and warranties as are made as of another date, which shall be true and correct as of such date);

(c)          Seller shall have received a certificate from an executive officer or Secretary of Buyer, dated the Closing Date, to the effect that (i) the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied and (ii) certifying as to (A) its certificate of incorporation and by-laws and the incumbency of officers executing this Agreement and each of the related agreements to which Buyer is a party and (B) the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and each of the related agreements to which Buyer is a party;

(d)          The Seller Required Regulatory Approvals shall have been obtained and become Final Regulatory Orders, free of any material conditions, except for such conditions as the FCC imposes on all transfers of licenses and authorizations; and

(e)          Seller shall have received the other items to be delivered pursuant to Section 4.5.

ARTICLE IX

INDEMNIFICATION

9.1         Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement will survive the Closing and will expire 18 months after the Closing Date, except that (i)  the representations and warranties in Section 6.6 will expire upon the Closing, (ii) the representations and warranties in Sections 5.1, 5.2, 5.3(a), 5.4(c), 5.7, 5.8 (as to good title only), 5.9, 5.13, 5.19, 5.20, 5.21, 6.1, 6.2, 6.3, and 6.5 (the “Core Reps”) will survive the Closing and will expire upon the expiration of the applicable statute of limitations.

9.2	Indemnification.

(a)          Subject to Section 9.1 and Section 9.4 hereof, from and after the Closing, Seller will indemnify, defend, and hold harmless each Buyer Indemnified Person from and against any and all Claims and Losses (each, an “Indemnifiable Loss”) asserted against or suffered by a Buyer Indemnified Person relating to, resulting from, or arising out of (i) any breach by Seller of any covenant or agreement of Seller contained in this Agreement which by its terms is to be performed prior to or at the Closing, (ii) any breach by Seller of the representations and warranties of Seller contained in this Agreement, (iii) any breach by Seller of any covenant or agreement of Seller contained in this Agreement not covered by Section 9.2(a)(i), or (iv) any

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and all obligations arising under the Retained Leases or the Maven Guaranty, or (v) any Taxes of Seller or its Affiliates (other than the Acquired Entities).

(b)          Subject to Section 9.1 and Section 9.4 hereof, from and after the Closing, Buyer will indemnify, defend, and hold harmless each Seller Indemnified Person from and against any and all Indemnifiable Losses asserted against or suffered by a Seller Indemnified Person relating to, resulting from, or arising out of (i) any breach by Buyer of any covenant or agreement of Buyer contained in this Agreement which by its terms is to be performed prior to or at the Closing, (ii) any breach by Buyer of the representations and warranties of Buyer contained in this Agreement, (iii) any breach by Buyer of any covenant or agreement of Buyer contained in this Agreement not covered by Section 9.2(b)(i), (iv) any and all obligations arising under the StellarRAD License, (v) any and all liabilities and obligations associated with the ownership and operation of the Business from and after the Effective Time, provided, however, that this Section 9.2(b) shall not limit or modify any right of any Buyer Indemnified Person pursuant to this Agreement or provide any Seller Indemnified Person with any right of indemnification against any assertion by any Buyer Indemnified Person arising therefrom, (vi) any and all obligations under any Performance Bond outstanding after the Effective Time, (vii) any and all obligations under the Vehicle Lease in respect of the Leased Vehicles, or (viii) any and all obligations arising under the Seller Guaranty.

(c)          Any Person entitled to receive indemnification under this Agreement (an “Indemnitee”) having a claim under these indemnification provisions will make a good faith effort to mitigate any Losses, including a good faith effort to recover all Losses from insurers of such Indemnitee under applicable insurance policies (if any) so as to reduce the amount of any Indemnifiable Loss hereunder, and will not take any action specifically excluding from any of its insurance policies any Indemnifiable Losses if Losses of such type are otherwise covered by any such policies. The amount of any Indemnifiable Loss will be reduced (i) to the extent that Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss, (ii) to take into account any net Tax benefit that actually reduces the Indemnitee’s cash Tax payments with respect to the year of such loss, arising from the recognition of the Indemnifiable Loss, and (iii) by the amount of any payment actually received by the Indemnitee with respect to an Indemnifiable Loss, including any portion of the Adjustment Amount attributable to an Indemnifiable Loss.

9.3	Indemnification Procedures.

(a)          If any Indemnitee receives notice of the assertion or commencement of any Claim by any Person who is neither a Party to this Agreement nor an Affiliate of a Party to this Agreement with respect to an Indemnifiable Loss (a “Third Party Claim”), the Indemnitee will give the party from whom indemnification is sought pursuant to Section 9.2(a) or Section 9.2(b) (an “Indemnifying Party”) prompt written notice thereof. Such notice will describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at the Indemnifying Party’s own expense and by the Indemnifying Party’s own counsel (upon acknowledging liability to indemnify the Indemnitee for any such Third Party Claim).

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(b)	Defense of Third Party Claims.

(i)           Upon acknowledging liability to indemnify the Indemnitee for a Third Party Claim, the Indemnifying Party may assume the defense of a Third Party Claim pursuant to Section 9.3(a) upon giving notice to the Indemnitee. If the Indemnifying Party assumes the defense of a Third Party Claim pursuant to Section 9.3(a), the Indemnifying Party will appoint counsel reasonably satisfactory to the Indemnitee for the defense of such Third Party Claim, will diligently pursue such defense, and will keep the Indemnitee reasonably informed with respect to such defense. The Indemnitee will cooperate in good faith with the Indemnifying Party and its counsel, including by permitting reasonable access to books, records, and personnel, in connection with the defense of any Third Party Claim (provided, that any out-of-pocket costs incurred by the Indemnitee in providing such cooperation will be paid by the Indemnifying Party). The Indemnitee will have the right to participate in such defense. The Indemnifying Party will have full authority, in consultation with the Indemnitee, to make all decisions and determine all actions to be taken with respect to the defense and settlement of the Third Party Claim, including the right to pay, compromise, settle, or otherwise dispose of such Third Party Claim at the Indemnifying Party’s expense; provided, that any such settlement will be subject to the prior consent of the Indemnitee, which will not be unreasonably withheld or delayed. If a firm offer is made to settle a Third Party Claim, which the Indemnifying Party desires to accept and which acceptance requires the consent of the Indemnitee pursuant to the immediately preceding sentence, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within 10 days after its receipt of such notice, and such firm offer involves only the payment of money, the maximum liability of the Indemnifying Party with respect to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice for which the Indemnifying Party is otherwise liable. In no event will the Indemnifying Party have authority to agree to any relief binding on the Indemnitee other than the payment of money damages by the Indemnifying Party unless agreed to by the Indemnitee.

(ii)          Notwithstanding the provisions of Section 9.3(b)(i), the Indemnitee shall have the right to engage counsel and to control the defense of a Third-Party Claim if the Indemnifying Party shall not have notified the Indemnitee of its appointment of counsel and control of the defense of a Third-Party Claim pursuant to Section 9.3(b)(i).

(iii)         Notwithstanding the engagement of counsel by the Indemnifying Party, the Indemnitee shall have the right, at its own expense, to engage counsel to participate jointly with the Indemnifying Party in, and to control jointly with the Indemnifying Party, the defense of a Third-Party Claim if (x) the Third-Party Claim involves remedies other than monetary damages and such remedies, in the Indemnitee’s reasonable judgment, could have an effect on the conduct of the Business, or (y) the Third-Party Claim relates to acts, omissions, conditions, events or other matters occurring after the Closing Date as well as to acts, omissions, conditions, events or other matters occurring prior to the Closing Date.

(iv)         If the Indemnitee chooses to exercise its right to appoint counsel under this Section 9.3(b), the Indemnitee shall deliver notice thereof to the Indemnifying Party setting forth in reasonable detail why it believes that it has such right and the name of the counsel

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it proposes to employ. The Indemnitee may deliver such notice at any time that the conditions to the exercise of such right appear to be fulfilled, it being recognized that in the course of litigation, the scope of litigation and the amount at stake may change. The Indemnitee shall thereupon have the right to appoint such counsel.

(c)          Direct Losses. Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a “Direct Loss”) will be asserted by giving the Indemnifying Party prompt written notice thereof, stating the nature of such Direct Loss in reasonable detail and indicating the estimated amount thereof, if practicable. The Indemnifying Party will have a period of 30 calendar days within which to respond to such claim of a Direct Loss. If the Indemnifying Party rejects such claim, or does not respond within such 30-day period, the Indemnitee may seek enforcement of its rights to indemnification under this Agreement. Any failure by the Indemnifying Party to respond under this Section 9.3(c) will not constitute an admission by the Indemnifying Party with respect to the claim asserted.

(d)          If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement, or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement, or payment by or against any other Person, the amount of such reduction, less any costs, expenses, or premiums incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party is then in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment will be subordinated to the Indemnitee’s rights against such third party. Without limiting the generality or effect of any other provision hereof, at the request and expense of the Indemnifying Party, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation and subordination rights, and otherwise cooperate in the prosecution of such claims at the direction of the Indemnifying Party.

(e)          A failure to give timely notice as provided in this Section 9.3 will not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure. Notwithstanding the foregoing, no claim for indemnification made after expiration of the applicable time periods set forth in this Article IX will be valid.

9.4	Limitations on Indemnification.

(a)          A Party may assert a claim for indemnification under Section 9.2(a)(ii) or Section 9.2(b)(ii), as the case may be, only to the extent the Indemnitee gives notice of such claim to the Indemnifying Party prior to the expiration of the applicable time period set forth in Section 9.1. Any claims pursuant to Section 9.2(a)(i) or Section 9.2(b)(i) must be asserted within one year following the Closing Date. Any claim for indemnification not made in accordance

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with Section 9.3 by a Party on or prior to the applicable date set forth in Section 9.1 or this Section 9.4(a), and the other Party’s indemnification obligations with respect thereto, will be irrevocably and unconditionally released and waived.

(b)          Notwithstanding any other provision of this Article IX: (i) Seller will not have any indemnification obligations for Indemnifiable Losses under Sections 9.2(a)(i) and 9.2(a)(ii) (A) for any individual item (but aggregating related individual items that arise out of the same event or circumstances) where the Loss relating thereto is less than $20,000, (B) in respect of each individual item (but aggregating related individual items that arise out of the same event or circumstances) where the Loss relating thereto is equal to or greater than $20,000, unless the aggregate amount of all such Losses exceeds 1% of the Purchase Price, and then only to the extent of such excess, provided, however, that any such Loss in excess of $20,000 arising from or related to any breach by Seller of any representation or warranty contained in Section 5.14(c) or, with respect to FCC Permits, Sections 5.16 or 5.17, shall be indemnified by Seller without regard to any deductible or other basket concept and shall be excluded for purposes of determining whether the aggregate amount of Losses exceeding $20,000 exceeds 1% of the Purchase Price, or (C) for any item that is taken into account under Section 3.1 in computing the Adjustment Amount; and (ii) in no event will the aggregate indemnification to be paid by Seller under Sections 9.2(a)(i) and 9.2(a)(ii) exceed 25% of the Purchase Price. Notwithstanding the foregoing, (x) the limitations set forth in Sections 9.4(b)(i) and 9.4(b)(ii) will not apply to claims asserted by Buyer for breaches of the Core Reps, and (y) the aggregate indemnification to be paid by Seller under Section 9.2(a) will not exceed 50% of the Purchase Price, except that the indemnification to be paid by Seller under Section 9.2(a)(ii) with respect to any breach of the representations or warranties contained in Sections 5.8(a), 5.9, and 5.19 may exceed 50% of the Purchase Price, but shall not exceed the Purchase Price.

(c)          Notwithstanding any other provision of this Article IX: (i) Buyer will not have any indemnification obligations for Indemnifiable Losses under Sections 9.2(b)(i) and 9.2(b)(ii) (A) for any individual item (but aggregating related individual items that arise out of the same event or circumstances) where the Loss relating thereto is less than $20,000 and (B) in respect of each individual item (but aggregating related individual items that arise out of the same event or circumstances) where the Loss relating thereto is equal to or greater than $20,000, unless the aggregate amount of all such Losses exceeds 1% of the Purchase Price, and then only to the extent of such excess; and (ii) in no event will the aggregate indemnification to be paid by Buyer under Sections 9.2(b)(i) and 9.2(b)(ii) exceed 25% of the Purchase Price. Notwithstanding the foregoing, (x) the limitations set forth in Sections 9.4(c)(i) and 9.4(c)(ii) will not apply to claims asserted by Seller for breaches of the Core Reps, and (y) the aggregate indemnification to be paid by Buyer under Section 9.2(b) will not exceed 50% of the Purchase Price.

(d)          No representation or warranty of either Party contained herein will be deemed untrue or incorrect, and such Party will not be deemed to have breached a representation, warranty, or covenant, as a consequence of the existence of any fact, circumstance, action, or event that is disclosed in this Agreement, the Seller Disclosure Schedule (or, subject to the provisions of Section 7.8, in any supplement to the Seller Disclosure Schedule), or any Exhibit to this Agreement.

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(e)          For purposes of Article IX, the untruthfulness, inaccuracy or breach of any representation or warranty of the Seller or Acquired Entities contained in this Agreement, or any certificate delivered by Seller in connection herewith or therewith at or prior to any Closing, or the failure to satisfy any covenant or agreement required by this Agreement to be satisfied by the Seller or the Acquired Entities on or before Closing, shall in each case be determined without giving effect to any qualifications relating to “materiality,” “material adverse effect,” “Material Adverse Effect” or words of similar import contained therein. Furthermore, with respect to whether Seller has breached any representation or warranty contained in Section 5.14(c) or, with respect to FCC Permits, Sections 5.16 or 5.17, such determination shall be made without giving effect to any disclosure made by Seller to Buyer relating to such representation or warranty; provided, however, in the event Buyer, as a result of Seller’s failure to obtain any Buyer Required Regulatory Approval respecting a Franchise, could have terminated this Agreement pursuant to Section 10.1(c), but did not so terminate this Agreement, or could have refused to close because of the failure of Seller to satisfy the closing condition set forth in Section 8.2(e), but proceeded to close nonetheless, Buyer shall not be entitled to indemnification under Section 9.2(a) for any Loss arising from or related to Seller’s failure to obtain any such Buyer Required Regulatory Approval to the extent such Loss arises on or after the Effective Time.

(f)           Notwithstanding anything contained in this Agreement to the contrary, except for the representations and warranties contained in this Agreement, neither Seller nor any other Person is making any other express or implied representation or warranty with respect to Seller, the Acquired Entities, the Business, the Purchased Units or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties, whether made by Seller or its Affiliates, officers, directors, employees, agents, or representatives. Any claims Buyer may have for breach of representation or warranty must be based solely on the representations and warranties of Seller set forth in this Agreement. In furtherance of the foregoing, except for the representations, warranties, covenants and agreements contained in this Agreement, Buyer acknowledges and agrees that none of Seller, any of its Affiliates or any other Person will have or be subject to any liability to Buyer or any other Person for, and Seller hereby disclaims all liability and responsibility for, any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or any of Buyer’s Representatives, including any confidential memoranda distributed on behalf of Seller relating to the Business, or the Purchased Units, or other publications or data room information provided to Buyer or Buyer’s Representatives, or any other document or information in any form provided to Buyer or Buyer’s Representatives in connection with the transactions contemplated hereby (including any opinion, information, projection, or advice that may have been or may be provided to Buyer or Buyer’s Representatives by any of Seller’s Representatives). The foregoing provision of this Section 9.4(f) shall not apply in the event of any fraud or willful misconduct of the Seller or its Affiliates.

9.5        Reservation of Rights. All representations, warranties, covenants, and agreements of Seller, Aquila and Buyer made in this Agreement, in the disclosure schedules and all agreements, documents and instruments executed and delivered at the Closing in connection herewith are material to Buyer’s investment decision, shall be deemed to have been relied upon by the party or parties to whom they are made, and shall, subject to Section 9.1, survive the

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Closing regardless of any investigation on the part of such party or its representatives, with all parties hereto reserving their respective rights hereunder; provided, that in no event shall the reference in this Section 9.5 to “material” be used as any evidence whatsoever with respect to determining whether the conditions contained in Sections 8.1 and 8.2 have been satisfied.

9.6        Applicability of Article IX. For the avoidance of doubt, Seller and Buyer agree that the remedies and obligations under this Article IX apply only following the Closing, and that prior to the Closing or in the event that this Agreement is terminated the Parties’ remedies will be determined by applicable Law and the provisions of Article X.

9.7        Tax Treatment of Indemnity Payments. Seller and Buyer agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state, and local income Tax purposes to the extent permitted by applicable Law.

9.8        Damage Calculations. The calculation of damages hereunder shall be subject to the provisions of Exhibit 9.8 of this Agreement.

9.9        Exclusive Remedy. Seller and Buyer acknowledge and agree that, from and after the Closing, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement or any covenant or agreement to be performed hereunder on or prior to the Closing Date, will be indemnification in accordance with this Article IX and the remedies provided for in Section 10.4. In furtherance of the foregoing, Seller and Buyer hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims, and causes of action (including rights of contributions, if any) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any tort or breach of contract claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other arising under or based upon any Law (including any such Law under or relating to environmental matters), common law, or otherwise.

ARTICLE X

TERMINATION AND OTHER REMEDIES

10.1	Termination.

(a)          This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Seller and Buyer.

(b)          This Agreement may be terminated by Seller or Buyer if the Closing has not occurred on or before 6 months following the date of this Agreement (the “Termination Date”); provided that the right to terminate this Agreement under this Section 10.1(b) will not be available to a Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; and provided, further, that if 6 months following the date of this Agreement the conditions to the Closing set forth in Section 8.2(e) or Section 8.3(d) have not been fulfilled but all other

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conditions to the Closing have been fulfilled or are capable of being fulfilled, then the Termination Date will be the day which is 8 months following the date of this Agreement.

(c)          This Agreement may be terminated by either Seller or Buyer if (i) any Required Regulatory Approval has been denied by the applicable Governmental Entity and all appeals of such denial have been taken and have been unsuccessful, or (ii) one or more courts of competent jurisdiction in the United States or any State has issued an Order permanently restraining, enjoining, or otherwise prohibiting the Closing, and such Order has become final and nonappealable.

(d)          This Agreement may be terminated by Buyer if there has been a breach by Seller of any representation, warranty, or covenant made by it in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer to effect the Closing and such breach has not been cured (including by payment of money or credit to the Purchase Price or otherwise) by Seller or waived by Buyer within 20 Business Days after all other conditions to Closing have been satisfied or are capable of being satisfied. For the avoidance of doubt, supplements or amendments to the Seller Disclosure Schedule pursuant to Section 7.8 shall not be deemed a breach giving rise to a right to terminate pursuant to this Section 10.1(d).

(e)          This Agreement may be terminated by Buyer in accordance with the terms of Section 7.8.

(f)           This Agreement may be terminated by Seller if there has been a breach by Buyer of any representation, warranty, or covenant made by it in this Agreement which has prevented the satisfaction of any condition to the obligations of Seller to effect the Closing and such breach has not been cured by Buyer or waived by Seller within 20 Business Days after all other conditions to Closing have been satisfied or are capable of being satisfied.

10.2      Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of the Parties pursuant to Section 10.1, written notice thereof will forthwith be given by the terminating Party to the other Party and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by either Party, whereupon the liabilities of the Parties hereunder will terminate, except as otherwise expressly provided in this Agreement (including Section 10.3).

10.3	Remedies upon Termination.	If this Agreement is terminated as provided herein:

(a)          Except as otherwise provided in this Article X, such termination will be the sole remedy of the Parties with respect to breaches of any representation, warranty, or covenant contained in this Agreement and neither Party nor any of its directors, officers, or Affiliates, as the case may be, will have any liability or further obligation to the other Party or any of its directors, officers, or Affiliates, as the case may be, pursuant to this Agreement.

(b)          Notwithstanding Section 10.3(a), the obligations of the Parties under Articles I, X, and XI, and Sections 7.2(b), 7.2(c), 7.3, and 7.5 will survive termination of this Agreement.

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(c)          Upon any termination of this Agreement, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, will be withdrawn from the Governmental Entity or other Person to which they were made.

10.4      Specific Performance. The Parties expressly agree that the Purchased Units are unique, and in the event of breach of this Agreement by either Party, the other Party will, in addition to any other rights and remedies hereunder, have the right to enforce this Agreement by obtaining an order for specific performance of the Parties’ obligations hereunder. If either Party resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings will be entitled to recover all costs incurred by such Party, including reasonable attorney’s fees, in addition to any other relief to which such Party may be entitled under the terms hereof.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1      Amendment and Modification. Except as provided in Section 7.8, this Agreement may be amended, modified, or supplemented only by written agreement of Seller and Buyer.

11.2      Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of either Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11.3      Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or certified mail (return receipt requested), postage prepaid, to the Party being notified at such Party’s address indicated below (or at such other address for a Party as is specified by like notice; provided that notices of a change of address will be effective only upon receipt thereof):

(a)	If to Seller, to:

Everest Global Technologies Group, LLC

c/o Aquila, Inc.

Attn: General Counsel
20 West Ninth Street
Kansas City, Missouri 64105
Fax:	(816) 467-3486

with a copy to:

Shook, Hardy & Bacon L.L.P.
2555 Grand Boulevard
Kansas City, Missouri 64108
Attn: Craig L. Evans

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Fax:	(816) 421-5547

(b)	if to Buyer, to:

Everest Connections Holdings, Inc.

c/o Seaport Capital, LLC

Attn: Mr. Stephen McCall

199 Water Street, 20th Floor

New York, New York 10038

with a copy to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Attn: James Moriarty

Fax:	(212) 326-2061

11.4      Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, nor is this Agreement intended to confer upon any other Person except the Parties any rights or remedies hereunder; provided, however, that Buyer may, without the prior written consent of any other Party, assign all or a part of this Agreement to its financing sources, provided, further, that such assignment by Buyer will not affect Buyer’s obligation under this Agreement. No provision of this Agreement creates any third party beneficiary rights in any employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement creates any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

11.5	Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial.

(a)          This Agreement is governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

(b)          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

11.6      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of

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the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, and to the extent permitted by applicable Law, any such term or provision will be restricted in applicability or reformed to the minimum extent required for such term or provision to be enforceable.

11.7      Aquila Guaranty. Notwithstanding Section 10.3(a), and in consideration of the covenants, agreements and undertakings of Buyer contained in this Agreement, Aquila hereby guarantees to Buyer, its successors and assigns, the full, prompt and complete payment and performance by Seller of all of the covenants, conditions and agreements of Seller and the Acquired Entities contained in this Agreement. Aquila hereby waives all notice of default by Buyer or notice of acceptance of this Agreement by Buyer, and consents to any extension that may be given by Buyer to Seller of time of payment or performance. This guarantee shall be construed as a continuing absolute and unconditional guarantee of payment and performance and not as a guarantee of collection. For purposes of this Section 11.7, “Seller” shall be deemed to include any and all successors and assigns of all or any portion of Seller’s rights and obligations under this Agreement or any ancillary agreement.

11.8      Entire Agreement. This Agreement will be a valid and binding agreement of the Parties only if and when it is fully executed and delivered by the Parties, and until such execution and delivery no legal obligation will be created by virtue hereof. This Agreement, together with the Schedules and Exhibits hereto and the certificates and instruments delivered under or in accordance herewith or therewith, embodies the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants, or undertakings in respect of the transactions contemplated by this Agreement other than those expressly set forth or referred to herein, and it is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants, or undertakings contained in any other information or material made available to Buyer, including any such information or material made available in any data room, confidential information memorandum, management presentation, or otherwise. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such transactions.

11.9      Delivery. This Agreement, and any certificates and instruments delivered hereunder or in accordance herewith, may be executed in multiple counterparts (each of which will be deemed an original, but all of which together will constitute one and the same instrument), and may be delivered by facsimile transmission, with originals to follow by overnight courier or certified mail (return receipt requested).

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IN WITNESS WHEREOF, the Parties have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.

Everest Global Technologies Group, LLC

By:	/s/ Keith G. Stamm
Name:	Keith G. Stamm
Title:	Chairman of the Board of Managers

Everest Connections Holdings, Inc.

By:	/s/ Stephen McCall
Name:	Stephen McCall
Title:	President

SOLELY FOR PURPOSES OF SECTIONS 7.17 AND 11.7

Aquila, Inc.

By:	/s/ Keith G. Stamm
Name:	Keith G. Stamm
Title:	Senior Vice President and Chief Operating Officer

S-1

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